EXHIBIT 99.1

ANC RENTAL CORPORATION
(Debtor-In-Possession as of November 13, 2001)

Consolidated Financial Statements

As of December 31, 2002 and 2001 and for the three years ended December 31, 2002

ANC RENTAL CORPORATION
(Debtor-In-Possession as of November 13, 2001)

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Page

Report of Independent Certified Public Accountants	F-1
Consolidated Balance Sheets as of December 31, 2002 and 2001 as restated (unaudited)	F-2
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2002, 2001 as restated (unaudited) and 2000 as restated (unaudited)	F-3
Consolidated Statements of Shareholders’ Equity (Deficit) for the Years Ended December 31, 2000 as restated (unaudited), 2001 as restated (unaudited) and 2002	F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 as restated (unaudited) and 2000 as restated (unaudited)	F-5
Notes to Consolidated Financial Statements	F-6

(i)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of ANC Rental Corporation:

      We have audited the accompanying consolidated balance sheet of ANC Rental Corporation and subsidiaries as of December 31, 2002 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ANC Rental Corporation and subsidiaries at December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

      The accompanying financial statements have been prepared assuming that ANC Rental Corporation will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and has a net capital deficiency. In addition on November 13, 2001, the Company and certain of its direct and indirect U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

      As discussed in Note 18 to the financial statements, on January 1, 2002, ANC Rental Corporation adopted Statement of Financial Accounting Standard No. 142, “Goodwill and other intangibles”.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida
May 16, 2003, except for Notes 15 (exclusive of the first and last paragraph)
and 20 as to which the date is September 18, 2003.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

CONSOLIDATED BALANCE SHEETS
As of December 31,
(In Millions Except Share and Per Share Amounts)

	2002	2001

		(As Restated)
		(Unaudited)
ASSETS
Cash and cash equivalents	$166.2	$310.8
Restricted cash and cash equivalents	813.6	1,310.0
Receivables, net	331.8	338.4
Prepaid expenses	49.6	43.7
Vehicles, net	2,954.4	3,377.5
Property and equipment, net	266.5	434.0
Goodwill, net	20.9	127.1
Other assets	102.6	90.0
Net investment in discontinued operations	—	22.4

Total assets	$4,705.6	$6,053.9

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$111.1	$88.4
Accrued liabilities	235.7	203.7
Insurance reserves	139.8	62.3
Vehicle debt	3,251.0	4,263.0
Other debt	250.7	247.3
Deferred income taxes	253.7	253.7
Other liabilities	221.7	199.0
Net liability from discontinued operations	11.9	—
Liabilities subject to compromise	515.6	515.3

Total liabilities	4,991.2	5,832.7

Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 45,296,139 issued and outstanding at December 31, 2002 and 2001	0.5	0.5
Additional paid-in capital	907.6	907.6
Retained deficit	(1,133.8)	(599.7)
Accumulated other comprehensive loss	(59.9)	(87.2)

Total shareholder’s equity (deficit)	(285.6)	221.2

Total liabilities and shareholders’ equity (deficit)	$4,705.6	$6,053.9

The accompanying notes are an integral part of these statements.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Years Ended December 31,
(In Millions Except Per Share Amounts)

	2002	2001	2000

		(As Restated)	(As Restated)
		(Unaudited)	(Unaudited)
REVENUE	$2,393.8	$2,896.7	$3,250.5
EXPENSES:
DIRECT OPERATING COSTS	1,104.6	1,269.5	1,270.7
VEHICLE DEPRECIATION, NET	717.8	922.9	916.9
SELLING, GENERAL, AND ADMINISTRATIVE	497.8	633.3	685.6
TRANSITION AND REORGANIZATION EXPENSES	164.9	—	—
IMPAIRMENT OF GOODWILL	—	210.8	—
AMORTIZATION OF INTANGIBLE ASSETS	—	8.4	10.0
INTEREST INCOME	(4.7)	(6.3)	(4.9)
INTEREST EXPENSE	206.5	320.8	365.9
OTHER EXPENSE (INCOME), NET	42.7	19.8	3.4

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(335.8)	(482.5)	2.9
PROVISION FOR INCOME TAXES	—	99.0	3.9

NET LOSS FROM CONTINUING OPERATIONS	(335.8)	(581.5)	(1.0)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF BENEFIT FROM INCOME TAXES OF $0 IN 2002, 2001 AND 2000	(92.1)	(32.3)	(1.0)

NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(427.9)	(613.8)	(2.0)
Cumulative effect of changes in accounting principles, net of provision for income taxes of $0 in 2002 and $4.5 in 2001	(106.2)	7.1	—

NET LOSS	(534.1)	(606.7)	(2.0)
OTHER COMPREHENSIVE LOSS, NET OF TAX EFFECT OF $0:
Foreign currency translation adjustment	8.0	(3.6)	(4.1)
Changes in fair value of interest rate hedges and reclassification adjustments	19.3	(58.5)	—

COMPREHENSIVE LOSS, NET OF TAX BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(506.8)	(668.8)	(6.1)
Cumulative effect of change in accounting principle, net of benefit for income taxes of $9.3 in 2001	—	(14.6)	—

COMPREHENSIVE LOSS	$(506.8)	$(683.4)	$(6.1)

BASIC AND DILUTED LOSS PER SHARE:
CONTINUING OPERATIONS	$(7.41)	$(12.87)	$(0.02)
DISCONTINUED OPERATIONS	(2.03)	(0.71)	(0.02)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(2.35)	0.16	—

BASIC AND DILUTED LOSS PER SHARE	$(11.79)	$(13.42)	$(0.04)

SHARES USED IN COMPUTING PER SHARE AMOUNTS:
Basic and diluted	45.3	45.2	45.1

The accompanying notes are an integral part of these statements.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2000, 2001 and 2002
(In Millions)

						Accumulated
		Common Stock		Additional	Retained	Other	Shareholders'
	Investment			Paid-In	Earnings	Comprehensive	Equity
	By Parent	Shares	Amount	Capital	(Deficit)	Loss	(Deficit)

BALANCE AT DECEMBER 31, 1999 (unaudited)	$733.0	—	$—	$—	$—	$(6.4)	$726.6
Net income (loss)	(9.0)	—	—	—	7.0	—	(2.0)
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	(4.1)	(4.1)
Net contribution from Parent	172.0	—	—	—	—	—	172.0
Transfer to common stock and additional paid-in capital and distribution of shares	(896.0)	45.1	0.5	895.5	—	—	—
Issuance of stock for employee benefit plan	—	0.1	—	0.1	—	—	0.1

BALANCE AT DECEMBER 31, 2000 (unaudited)	—	45.2	0.5	895.6	7.0	(10.5)	892.6
Net loss	—	—	—	—	(606.7)	—	(606.7)
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	(3.6)	(3.6)
Changes in fair value of interest rate hedges of $77.8 and reclassification adjustments of $(19.3)	—	—	—	—	—	(58.5)	(58.5)
Cumulative effect of change in accounting principle	—	—	—	—	—	(14.6)	(14.6)
Issuance of common stock purchase warrants	—	—	—	11.7	—	—	11.7
Issuance of stock for employee benefit plan	—	0.1	—	0.3	—	—	0.3

BALANCE AT DECEMBER 31, 2001 (unaudited)	—	45.3	0.5	907.6	(599.7)	(87.2)	221.2
Net loss	—	—	—	—	(534.1)	—	(534.1)
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	8.0	8.0
Changes in fair value of interest rate hedges of $(19.4) and reclassification adjustments of $38.7	—	—	—	—	—	19.3	19.3

BALANCE AT DECEMBER 31, 2002	$—	45.3	$0.5	$907.6	$(1,133.8)	$(59.9)	$(285.6)

The accompanying notes are an integral part of these statements.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(In Millions)

	2002	2001	2000

		(As Restated)	(As Restated)
		(Unaudited)	(Unaudited)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(534.1)	$(606.7)	$(2.0)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations	92.1	32.3	1.0
Purchases of vehicles	(5,901.0)	(5,454.6)	(7,682.4)
Sales of vehicles	5,557.4	5,721.4	6,595.3
Depreciation of vehicles, net	717.8	922.9	916.9
Provision for bad debt	14.1	9.1	7.7
Loss (gain) on sale of assets and asset impairments	31.3	4.2	(1.1)
Cumulative effect of changes in accounting principles, net of income taxes	106.2	(7.1)	—
Fair value adjustment on interest rate hedges and recognition of deferred losses	39.1	7.8	—
Depreciation and amortization of property and equipment	152.9	74.5	72.2
Amortization of intangible assets and debt issue costs	30.9	38.4	35.2
Deferred income tax provision	—	99.0	3.9
Impairment of intangible assets and goodwill	13.5	210.8	—
Changes in assets and liabilities:
Receivables	(31.9)	298.3	(49.2)
Prepaid expenses and other assets	(39.2)	16.9	4.8
Accounts payable and accrued liabilities	122.2	(28.9)	(96.4)
Other liabilities	7.5	5.5	54.6

	378.8	1,343.8	(139.5)

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(26.9)	(32.4)	(71.5)
Proceeds from sale of property and equipment	25.3	116.4	33.2
Proceeds from sale of investments	—	—	45.7
Other	—	—	(1.4)

	(1.6)	84.0	6.0

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from vehicle financing	3,365.2	35,601.0	45,433.7
Payments on vehicle financing	(4,335.5)	(35,848.3)	(45,676.9)
Decrease (increase) in restricted cash	496.4	(973.0)	(135.8)
Net proceeds (payments) from other debt	10.6	16.7	175.3
Cash transfers from Parent	—	—	204.4
Subsidiary limited partner contributions (distributions)	17.3	(18.1)	47.4
Debt issue costs	(27.6)	(31.1)	(35.1)
Other	9.6	(0.7)	(2.9)

	(464.0)	(1,253.5)	10.1

Cash provided by (used in) continuing operations	(86.8)	174.3	(123.4)
Cash provided by (used in) discontinued operations	(57.8)	131.2	128.7

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(144.6)	305.5	5.3
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	310.8	5.3	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$166.2	$310.8	$5.3

The accompanying notes are an integral part of these statements

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

      The accompanying Consolidated Financial Statements include the accounts of ANC Rental Corporation and its subsidiaries (the “Company” or “ANC”). All significant intercompany accounts and transactions have been eliminated. These Financial Statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business, and do not reflect adjustments that might result if the Debtors are unable to continue as a going concern.

      The Company rents vehicles on a daily, weekly or monthly basis at airport or near-airport locations through the brand names of “Alamo” and “National.” Alamo and National operate both domestically and internationally in the airport leisure and business rental market. Alamo primarily serves the value leisure market while National primarily serves the airport premium business and leisure travel market. Alamo and National operate through both company-owned and franchised locations in the United States and internationally. In the year ended December 31, 2002, Alamo had North American revenue of approximately $1.0 billion and National had North American revenue of approximately $1.1 billion. In 2002, international operations outside of North America had revenue of approximately $338 million, the majority of which was generated in the United Kingdom.

      These financial statements have also been prepared in accordance with the AICPA’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 requires segregating pre-petition liabilities that are subject to compromise and identifying all transactions and events that are directly associated with the reorganization of our business. A certain portion of the liabilities recorded at December 31, 2002 and December 31, 2001 are expected to be subject to compromise. Also in accordance with SOP 90-7, after the filing date, interest is no longer accrued on any unsecured and undersecured debt. For the year ended December 31, 2002 such amounts approximated $1.0 million.

      During the fourth quarter of 2002, management approved and announced a plan to close and abandon the Alamo Local Market Division, our former insurance replacement and local market business. The Company substantially completed its plan of abandonment in the fourth quarter of 2002. The plan included provisions for employee terminations, closure of locations and disposals or transfers of fleet to other operations. Pursuant to the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the net assets and operating results of Alamo Local Market have been classified as a discontinued operation causing restatement of all prior periods presented in the annual report on Form 10-K for the fiscal year ended December 31, 2002. Previously the Company’s financial statements were audited by Arthur Andersen LLP however, in July 2002 the Company terminated Arthur Andersen LLP and engaged Ernst & Young LLP as its independent certified public accountants.

      Pursuant to the provisions of Statements on Auditing Standards Section 9508, “Reports on Audited Financial Statements: Auditing Interpretations of Section 508” paragraph .70, which, sets forth the guidance for requiring re-audits, Ernst & Young LLP, have determined that due to the discontinuance of the Alamo Local Market Division they would need to re-audit the prior two years of financial statements presented in our 2002 annual report on Form 10-K. Management believes that the cost and time to re-audit the historical periods will provide financial statement users with little to no valuable information. Currently the administrative burden relative to preparing the re-audit is not in the interest of current or future security holders or creditors, because such a re-audit would divert the Company’s limited financial and human capital resources from working towards our emergence from bankruptcy. As such, the Company’s restated results of operations and financial condition as of and for each the two years ended December 31, 2001 and 2000 are presented herein as unaudited. In the opinion of management, the Consolidated Financial Statements contain all material adjustments, necessary to fairly re-state the financial position, the results of operations and cash flows as of and for each of the two years ended December 31, 2001 and 2000 along with the related disclosures herein and are adequate to make the information presented not misleading.

      Presentation of unaudited financial statements in the annual report on Form 10-K does not comply with Securities and Exchange Act Regulations, and until the Company files audited financial statements for three years as required under Regulation S-X the Securities and Exchange Commission will neither declare effective any registration statements or post-effective amendments, nor

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consider compliant any proxy or other filing that requires the Company’s financial statements. In addition, the Company is precluded from making offerings under effective registration statements or Regulation D until it files the required audited financial statements.

      Separately, the Company has restated its 2001 and 2000 balance sheets to report certain vehicle leases as capital leases whereas in the prior periods they were reported as operating leases. The change resulted from a different interpretation of the fleet financing and manufacturer arrangements. The restatement resulted in an increase of both assets (vehicles) and fleet debt on the balance sheet by the same dollar amount. As of December 31, 2002 and 2001 vehicles and vehicle debt increased $302.3 million and $285.2 million, respectively.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include but are not limited to allowances for doubtful accounts, accumulated vehicle depreciation, insurance reserves, valuation allowances on deferred tax assets and management’s estimates of future cash flows used to assess recoverability of long-lived assets. The primary assumption used by management is that the Company will continue as a going concern. However, should the Company not obtain financing or cease to continue as a going concern the reported amounts of assets and liabilities will change materially.

      Prior to June 30, 2000 the Company was a wholly owned subsidiary of AutoNation, Inc. (“our former Parent” or “AutoNation”). In August 1999, AutoNation announced its intention to separate its automotive rental business from its automotive retail business and in September 1999, announced its intention to distribute its entire interest in the Company to AutoNation’s stockholders on a tax-free basis (the “Distribution”), subject to conditions and consents described in the Separation and Distribution Agreement. On May 31, 2000, the former Parent’s board of directors approved the spin-off and set a record date of June 16, 2000 and a distribution date of June 30, 2000. The Distribution occurred on June 30, 2000 at which point the Company became an independent, publicly owned company. The Company entered into agreements with AutoNation, which provided for the separation of the Company’s business from AutoNation and govern various interim and ongoing relationships between the companies. All historical share and per share data included in the Consolidated Statements of Operations and Comprehensive Loss, have been retroactively adjusted for the recapitalization of the former Parent’s 100 shares of common stock into 45,142,728 shares of Common Stock on June 30, 2000.

      Basic earnings (loss) per share is calculated based on the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated based on the weighted average shares of common stock outstanding, plus the dilutive effect of common stock purchase warrants and stock options, calculated using the if converted and the treasury stock method, respectively. Due to the losses for the years ended December 31, 2002 and 2001, the stock options and common stock purchase warrants were not dilutive. Due to the net loss for the year ended December 31, 2000, the stock options were not dilutive; there were no common stock purchase warrants outstanding during the year ended December 31, 2000.

2.  Chapter 11 Proceedings

      On November 13, 2001, ANC Rental Corporation and certain of its direct and indirect U.S. subsidiaries (each, a “Debtor,” and collectively “Debtors”) filed voluntary petitions under chapter 11 of Title 11, United States Code, in the United States Bankruptcy Court for the district of Delaware (Case No. 01-11200 et al., Jointly Administered). The Debtors remain in possession of their assets and properties, and continue to operate their businesses and manage their properties as debtors-in-possession pursuant to the Bankruptcy Code. As a debtor-in-possession, management is authorized to operate the business, but may not engage in transactions outside the ordinary course of business without Court approval. For example, certain types of capital expenditures, certain sales of assets and certain requests for additional financings will require approval by the Bankruptcy Court. There is no assurance that the Bankruptcy Court will grant any requests for such approvals. Subsequent to the filing of the chapter 11 petitions, the Company obtained several court orders that authorized it to pay certain pre-petition liabilities and take certain actions to preserve the going concern value of the business, thereby enhancing the prospects of reorganization. The Consolidated Financial Statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. However, as a result of the chapter 11 filing, there is no assurance that the carrying amounts of assets will

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

be realized or that liabilities will be settled for amounts recorded. The Debtors do not include international operations, an insurance captive or consolidated special purpose financing entities.

      The confirmation of a plan of reorganization is the Company’s primary objective. After negotiations with various parties in interest, management expects to present a plan or plans of reorganization to the Court to reorganize the business and to restructure its obligations. This plan or plans of reorganization could change the amounts reported in the financial statements and cause a material change in the carrying amount of assets and liabilities. Management expects that a certain portion of the pre-petition liabilities recorded will be subject to compromise (see Note 20).

      The plan or plans of reorganization, when filed, will set forth the means for treating claims, including liabilities subject to compromise and interests in our company. Such means may take a number of different forms. A plan of reorganization may result in, among other things, significant dilution or elimination of certain classes of existing interests as a result of the issuance of equity securities to creditors or new investors. Other interests such as certain of the pre-petition insurance reserves may need to be addressed and resolved in the ordinary course of business as a result of needing to maintain mandatory insurance coverage or for other compelling business or legal reasons. The Company is in the early stages of formulating a plan of reorganization. The confirmation of any plan or plans of reorganization will require creditor acceptance as required under the Bankruptcy Code and approval of the Bankruptcy Court (see Note 20).

      Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by the Debtors at the filing date, as well as most litigation pending against us, are stayed and other pre-petition contractual obligations may not be enforced against the Debtors. The Company has notified all known claimants and historical creditors that the Bankruptcy Court established a bar date of January 14, 2003. A bar date is the date by which a claimant, whose claim against the Debtors is either omitted from or listed different from the amount or status described in the schedules of liabilities filed by the Debtors with the Bankruptcy Court, must file a claim against the Debtors if the claimant wishes to participate in the chapter 11 case as provided for in any plan of reorganization. We are currently in the process of researching and reconciling the claims that have been submitted. In addition, the Debtors have the continuing right, subject to Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these subsequent rejections may file claims with the Bankruptcy Court regardless of the bar date. Any damages resulting from rejection of executory contracts and unexpired leases are treated as unsecured pre-petition claims. The amounts of claims filed by creditors could be significantly different from their recorded amounts. Due to material uncertainties, it is not possible to predict the length of time the Debtors will operate under chapter 11 protection, the outcome of the proceedings in general, whether the Company will continue to operate under its current organizational structure, which contracts and leases will be assumed or rejected, the effect of the proceedings on the business or the recovery by creditors and equity holders of the Company.

      Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until the end of the case when the fair value of assets is compared to the liabilities and claims against the Debtors. There can be no assurance that any value will be ascribed to the Company’s common stock in the bankruptcy proceeding.

      As a result of the bankruptcy filings and related events, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. In addition, confirmation of a plan of reorganization, or disapproval thereof, could change the amounts reported in the financial statements. The financial statements do not include any adjustments that may result from the resolution of these uncertainties. In particular, the financial statements do not reflect adjustments to the carrying value of assets or the amount and classification of liabilities that ultimately may be necessary as a result or a plan of reorganization. Adjustments necessitated by a plan of reorganization could materially change the amounts reported in the Consolidated Financial Statements included herein (see Note 20).

      The Company has incurred recurring operating losses and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon, among other things, (i) its ability to generate adequate sources of liquidity, (ii) its ability to generate sufficient cash from operations, (iii) the ability of its subsidiaries that are not included in the chapter 11 cases to obtain necessary financing, (iv) confirmation of a plan or plans of reorganization under the Bankruptcy Code, and (v) its ability to achieve profitability

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

following such confirmation. Because the Company can give no assurance that it can achieve any of the foregoing, there is substantial doubt about the Company’s ability to continue as a going concern.

      Separately, the Company has been engaged in investigating, and is continuing to pursue, strategic alternatives to maximize stakeholder value and strengthen our financial condition. These strategic alternatives may include the sale of all or part of the Company’s business. A sale of all or part of the Company’s business could result in proceeds substantially less than the carrying amounts of assets and liabilities (see Note 20).

3.  Transition and Reorganization Expenses

      Transition and reorganization expenses for the year ended December 31, 2002 are as follows:

	Year Ended
	December 31, 2002

		Non-
	Cash	Cash	Total

Airport location consolidation	$4.9	$29.8	$34.7
Combining information technology systems	20.2	77.6	97.8
Exiting certain international locations	3.7	17.5	21.2
Professional fees and other	39.2	(28.0)	11.2

	$68.0	$96.9	$164.9

      For the year ended December 31, 2002 the Company has made cash payments relative to its transition and reorganization expense of $59.0 million.

   Airport Location Consolidation

      As of the date of the bankruptcy filing Alamo and National operated under 140 separate stand-alone concession agreements at seventy airports, including most of the major airports in the United States. The Company plans to consolidate as many of these separately branded locations as possible into dual branded locations. The Company believes that by consolidating operations into one dual branded facility it will be able to lower operating costs and improve vehicle utilization, lower personnel expense, and reduce rent expense. The Company expects to substantially complete its facility consolidation program during 2003. Due to material uncertainties and negotiations with third parties, it is not possible to predict the length of time it will take to complete each location consolidation or whether all of the contemplated location consolidations will occur as planned. As of March 31, 2003, the Company had dual branded its operations at forty-six of these airports and had received court orders allowing it to dual brand an additional three airport locations, which it expects to complete by the end of 2003.

      The Company incurred $34.7 million in expenses relative to its airport location consolidation project for the year ended December 31, 2002. For the year ended December 31, 2002, the non-cash component was primarily comprised of impairment charges and excess depreciation of approximately $32.8 million, and a gain on rejected leases of $3.0 million in the second half of 2002.

   Combining Information Technology Systems

      The Company currently operates two separate and distinct information technology systems, one for each of its Alamo and National brands. By the end of 2003 or early 2004, the Company plans to migrate to one information system and abandon the other. The Company believes that by combining information technology onto one of our operating systems, cost savings can be achieved. Additional benefits of migrating to one system are expected to include a reduction of support staff, elimination of duplicative system infrastructures, improved operational efficiency, lower cost of training, and standardization across the organization. The migration to one information technology system is not without significant risks, such as the ability to successfully migrate onto one system, additional delays in implementation, temporary loss of business functionality, questions regarding the scalability of existing infrastructure and the need for coordination with other third party vendors to accept system changes. The Company accelerated depreciation on the system it plans to abandon in order to fully depreciate the remaining carrying value of $42.2 million as of December 31, 2002 over its estimated remaining useful life. In the fourth quarter of 2002, the Company revised the information

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

technology system’s estimated useful life and as such, the excess depreciation charge approximated $2.1 million per month beginning in October 2002.

      The Company incurred $97.8 million in expenses relative to the combining of information technology systems for the year ended December 31, 2002. The cash component primarily related to external consulting while the non-cash component primarily related to excess depreciation.

   Exiting Certain International Locations

      In August 2002, the Company sold certain assets and transferred specific liabilities related to its Holland and Belgium operations to an unrelated third party and entered into a ten-year franchise agreement. The Company realized approximately $10.1 million in net proceeds from this transaction. In the third quarter, the Company recorded a reorganization charge of approximately $1.4 million related to losses on the sale of these assets.

      In the third and fourth quarters of 2002, respectively, the Company’s German operating and financing subsidiaries filed for receivership in Germany under local law. As such, in the third quarter, the Company recorded an impairment charge of approximately $15.8 million to reserve its net investment in the German operations.

   Professional Fees and Other

      The Company incurred professional fees of approximately $39.7 million for services rendered on behalf of the Company and its creditors for the year ended December 31, 2002. Pursuant to SOP 90-7, we have reclassified approximately $0.5 million of excess interest income to transition and reorganization expense for the year ended December 31, 2002.

      In the first quarter of 2003, the Bankruptcy Court approved an order regarding the settlement of claims concerning the holder of the Company’s interim financing fixed-rate note. The order provides for an allowed secured claim of $180.0 million and an allowed unsecured claim of $25.0 million. The secured claim will accrue interest at 10% commencing in February 2003, half of which will be paid currently with the remaining half paid upon emergence. As of December 31, 2002, the Company reversed to transition and reorganization expense excess accrued interest, net of debt issue costs and note discounts, of approximately $36.0 million relative to this facility. Finally, we accrued allowed unsecured claims of approximately $8.0 million.

   Closure of Alamo Local Market Operations

      During the fourth quarter of 2002, the Company approved and announced a plan to close and abandon its Alamo Local Market Division. The Company substantially completed its plan of abandonment in the fourth quarter of 2002. The plan included provisions for employee terminations, closure of locations and disposal or transfers of fleet to the Company’s other operations. Pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the net assets and operating results of the Company’s Alamo Local Market Division is classified as a discontinued operation. Assets remaining as of December 31, 2002 primarily related to trade receivables while liabilities remaining relate to pre-petition trade payables and certain self insurance reserves.

      A summary of operating results, total assets and total liabilities in the Company’s Alamo Local Market Division for the periods indicated are as follows:

	2002	2001	2000

		(Unaudited)
Revenue	$119.5	$266.2	$274.6
Net loss from discontinued operations net of income taxes of $0 in 2002, 2001 and 2000	92.1	32.3	1.0
Total assets	15.4	72.0	219.3
Total liabilities	27.3	49.6	33.4

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Liabilities Subject to Compromise

      The classification of liabilities subject to compromise is based on currently available information and analysis. As additional information and analysis is completed or, as the Court rules on relevant matters, the classification of amounts in this category may change. Due to the nature of the bankruptcy proceedings the amount of any changes could be significant. Additionally, it is not possible to predict the amount, if any, at which each type of liability will be satisfied.

      The Company has pre-petition liabilities subject to compromise as follows:

	December 31,	December 31,
	2002	2001

		(Unaudited)
Accounts payable	$81.5	$79.2
Unsecured debt	60.0	35.0
Terminated interest rate hedges	82.3	82.3
Insurance reserves	210.5	241.7
Accrued liabilities	47.0	46.7
Other liabilities	34.3	30.4

	$515.6	$515.3

      Certain of the pre-petition insurance reserves may need to be addressed and resolved in the ordinary course of business as a result of needing to maintain mandatory insurance coverage or for other compelling business or legal reasons.

5.  Debtor and Non-Debtor Consolidating Balance Sheets and Consolidating Statements of Operations

      The following combining statements of Debtors and non-debtors as of December 31, 2002 have been prepared assuming continuity of operations, realization of assets and payment of liabilities. The divisions and subsidiaries excluded from the bankruptcy proceedings relate to international subsidiaries, an insurance captive and consolidated special purpose financing entities.

	Debtors	Non-Debtors	Eliminations	Total

Assets
Cash and cash equivalents	$112.8	$53.4	$—	$166.2
Restricted cash and cash equivalents	0.6	813.0	—	813.6
Receivables, net	133.8	200.4	(2.4)	331.8
Prepaid expenses	37.4	12.2	—	49.6
Vehicles, net	(26.3)	2,980.7	—	2,954.4
Property and equipment, net	229.0	37.5	—	266.5
Goodwill, net	—	20.9	—	20.9
Other assets	921.1	67.1	(885.6)	102.6

Total assets	$1,408.4	$4,185.2	$(888.0)	$4,705.6

Liabilities & Shareholders’ Equity (Deficit)
Accounts payable	$58.1	$52.9	$0.1	$111.1
Accrued liabilities	179.5	62.5	(6.3)	235.7
Insurance reserves	63.5	81.8	(5.5)	139.8
Vehicle debt	—	3,251.0	—	3,251.0
Other debt	249.1	1.6	—	250.7
Deferred income taxes	253.7	(1.7)	1.7	253.7
Other liabilities	60.3	161.6	(0.2)	221.7
Due (from) to affiliates	326.9	(326.9)	—	—
Net liability in discontinued operations	11.9	—	—	11.9
Liabilities subject to compromise	515.6	—	—	515.6

Total liabilities	1,718.6	3,282.8	(10.2)	4,991.2
Shareholder’s equity (deficit)	(310.2)	902.4	(877.8)	(285.6)

Total liabilities and shareholders’ equity (deficit)	$1,408.4	$4,185.2	$(888.0)	$4,705.6

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Debtors	Non-Debtors	Eliminations	Total

Statement of Operations
Revenue	$1,964.8	$1,467.9	$(1,038.9)	$2,393.8
Expenses:
Direct operating costs	930.3	251.4	(77.1)	1,104.6
Vehicle depreciation, net	744.6	795.9	(822.7)	717.8
Selling, general, and administrative	412.9	221.9	(137.0)	497.8
Transition and reorganization expenses	144.2	20.7	—	164.9
Interest income	(2.7)	(2.0)	—	(4.7)
Interest expense	63.3	147.0	(3.8)	206.5
Other expense (income), net	139.2	(94.9)	(1.6)	42.7
Equity (earnings) in investee	(8.0)	—	8.0	—

Income (loss) before income taxes	(459.0)	127.9	(4.7)	(335.8)
Provision (benefit) for income taxes	—	13.7	(13.7)	—

Income (loss) from continuing operations	(459.0)	114.2	9.0	(335.8)
Net loss from discontinued operations, net of benefit of income taxes of $0	(92.1)	—	—	(92.1)

Net income (loss) before cumulative effect of change in accounting principle	(551.1)	114.2	9.0	(427.9)

Cumulative effect of change in accounting principle, net of benefit of income taxes of $0	—	(106.2)	—	(106.2)

Net income (loss)	$(551.1)	$8.0	$9.0	$(534.1)

6.  Summary of Significant Accounting Policies

   Cash and Cash Equivalents

      Cash and cash equivalents consist of highly liquid investments that have an original maturity of three months or less at the date of purchase.

   Restricted Cash and Cash Equivalents

      Restricted cash and cash equivalents consists of amounts held in trust for payment and as security under the Company’s vehicle debt programs as well as amounts on deposit for insurance claims.

	2002	2001

		(Unaudited)
Restricted cash for vehicle debt	$750.7	$1,262.2
Restricted cash for insurance claims	62.9	47.8

	$813.6	$1,310.0

      Regarding the Company’s international operations, in April 2002, the Company’s United Kingdom subsidiary entered into a fleet finance and working capital facility with third party lenders which allows the operation, for limited periods of time, to use certain vehicle proceeds, usually classified as restricted cash, to support general working capital needs thereby reducing the daily draw of its £20.0 million or approximately $33.0 million working capital facility.

   Receivables

      The components of receivables, net of allowance for doubtful accounts as of December 31 are as follows:

	2002	2001

		(Unaudited)
Trade receivables	$119.8	$152.0
Vehicle manufacturer receivables	181.1	115.3
Other	60.3	86.0

	361.2	353.3
Less: allowance for doubtful accounts	(29.4)	(14.9)

	$331.8	$338.4

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company maintains allowances for doubtful accounts for estimated losses from the inability or failure of our customers to make payments for rental activity, damage reimbursement or sales of vehicles. The allowances are based on current trends and historical collection experience and a percentage of our accounts receivable by aging category. In determining these percentages, we look to historical write-offs, current trends in the credit quality of our customer base and in billing dispute resolution as well as changes in credit policy.

   Vehicles

      Vehicles are stated at cost less accumulated depreciation. The straight-line method is used to depreciate vehicles to their estimated residual values over periods typically ranging from three to fourteen months. Vehicles are typically held up to nine months. Management, on a periodic basis, reviews depreciable lives and rates for adequacy based on a variety of factors including general economic conditions and the estimated holding period of the vehicles. Depreciation expense includes amortization of deferred manufacturer incentives and gains and losses on vehicle sales in the ordinary course of business. Vehicles held for disposal are evaluated as a group and recorded at the lower of cost or market.

      A summary of vehicles, net as of December 31 is as follows:

	2002	2001

		(as Restated)
		(Unaudited)
Revenue earning vehicles	$3,317.2	$3,997.9
Less: accumulated depreciation	(362.8)	(620.4)

	$2,954.4	$3,377.5

      Vehicles with a net book value of approximately $2.57 billion and $2.68 billion at December 31, 2002 and 2001, respectively, were acquired under programs that allow the Company to require vehicle manufacturers to repurchase vehicles for a specified price at the end of defined holding period, subject to varying mileage and damage limitations. Vehicles subject to a capital leases approximated $302.3 million and $285.2 million as of December 31, 2002 and 2001, respectively. The Company depreciates vehicles subject to a capital lease, to the vehicles expected residual values over the term of the leases, which average approximately six months, as a component of vehicle depreciation expense. The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to thirteen months. Many agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions.

   Property and Equipment

      Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Consolidated Statements of Operations and Comprehensive Loss.

      Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for equipment, including computer hardware and software, and five to ten years for furniture and fixtures.

      A summary of property and equipment as of December 31 is as follows:

	2002	2001

		(Unaudited)
Land	$45.9	$50.8
Furniture, fixtures and equipment	398.7	407.0
Buildings and improvements	266.8	292.8

	711.4	750.6
Less: accumulated depreciation and amortization	(444.9)	(316.6)

	$266.5	$434.0

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment. Such indicators include:

•	A significant decrease in the market price of a long-lived asset or asset group;

•	A significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition;

•	A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator;

•	An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group;

•	A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or

•	A current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

      The Company uses an estimate of the related undiscounted cash flows, excluding interest, over the remaining life of the property and equipment in assessing their recoverability. The Company measures impairment loss as the amount by which the carrying amount of the asset(s) exceeds the fair value of the asset(s). The Company primarily employs two methodologies for determining the fair value of an asset. Fair value is either the amount at which the asset could be bought or sold in a current transaction between willing parties or the present value of estimated expected future cash flows grouped at the lowest level for which there are identifiable independent cash flows (see Note 20).

   Other Assets

      The components of other assets as of December 31 are as follows:

	2002	2001

		(Unaudited)
Deposits	$80.8	$40.7
Debt issue cost, net	13.8	22.3
Interest rate hedges, at fair value	4.2	22.3
Other	3.8	4.7

	$102.6	$90.0

      Direct and incremental costs incurred in connection with the Company’s debt facilities have been recorded as a component of other assets and are being amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related borrowing.

   Goodwill

      Goodwill consists of the cost of acquired businesses in excess of the fair value of net assets acquired and as of December 31, 2002 relates solely to our operations in the United Kingdom.

      The Company has reviewed the carrying values of its goodwill as required by SFAS No. 142, “Goodwill and Other Intangible Assets,” by comparing the carrying values of its reporting units to their fair values and determined that the carrying amounts of the reporting units did not exceed their respective fair values. When determining fair value, the Company utilized projections of future

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cash flows, appraisals from investment advisors or recent offers. A change in these underlying assumptions would cause a change in the results of these tests and, as such, could cause fair value to be less than the respective carrying amounts. In such event, the Company would then be required to record a charge, which would impact earnings. The Company will continue to review the carrying values of goodwill and other intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred.

      The Company’s transition adjustment for the adoption of SFAS 142 is more fully described in Note 18.

      In September 2001, as a result of the significant adverse changes in business environment in part due to the events of September 11, and historical and projected cash flow losses, the Company determined that recoverability of its enterprise level intangible assets was not assured. As such, the Company recognized an impairment charge for its enterprise level intangible assets of approximately $210.8 million for the quarter ended September 30, 2001.

   Accounts Payable

      The components of accounts payable as of December 31 are as follows:

	2002	2001

		(Unaudited)
Trade payables	$148.4	$141.5
Vehicle payables	44.2	26.1
Less, amounts currently subject to compromise	(81.5)	(79.2)

	$111.1	$88.4

      Vehicle payables represent amounts to be financed after period-end for vehicles acquired under the Company’s vehicle financing programs.

   Liability Insurance

      The nature of the Company’s business exposes it to the risk of liabilities arising out of its operations. These potential liabilities could involve, for example, claims of employees, customers or third parties for personal injury or property damage occurring in the course of the Company’s operations, claims for remediation costs, personal injury, property damage, and damage to the environment in cases where the Company may be held responsible for the escape of harmful materials. The Company could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements.

      The nature of the Company’s business also exposes it to significant risk of liability arising primarily out of accidents involving automobiles rented from its vehicle rental fleet. Laws in some states impose vicarious liability on automotive rental companies, which increases the Company’s risk. Subject to the risk levels discussed below, the Company manages its exposure through a combination of qualified self insurance and risk transfer to insurance companies which are rated as financially sound by insurance rating agencies. The Company is substantially self-insured for the majority of its incurred liability. The Company carries certain excess liability coverage, however, catastrophic losses may occur which exceed the amount of coverage limits.

      The Company either purchases commercial insurance or acts as its own qualified self-insurer for automobile liability, general liability, workers’ compensation and employer’s liability claims. Historically, the Company retained up to $1.0 million of risk per claim, plus claims handling expense under its various property, auto liability and general liability insurance programs. In the fourth quarter of 2001, the Company raised this retention up to $5.0 million in auto and general liability insurance programs. The Company purchases excess liability insurance to provide insurance in excess of the primary liability insurance policies and/or retained losses subject to certain deductibles. The level of risk the Company retains may change in the future as insurance market conditions or other factors affecting the economics of its insurance purchasing change. Although the Company strives to operate safely and prudently and has, subject to certain limitations and exclusions, certain excess liability insurance, the Company may be exposed to uninsured or underinsured losses that could have a material adverse effect on its results of operations and financial condition.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Provisions for retained or self-insured claims are made by charges to expense based upon periodic evaluations by management and outside actuaries of the estimated ultimate liabilities on reported and unreported claims. Adjustments, if any, to the estimated reserves resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments become known. The Company has collateral requirements that are set by insurance companies, which underwrite its insurance programs. The collateral requirements may change from time to time, based on, among other things, the Company’s claims experience, financial performance or credit quality and retention levels.

   Insurance Reserves

      The components of insurance reserves as of December 31 are as follows:

	2002	2001

		(Unaudited)
Auto and general liability	$324.8	$274.4
Other	25.5	29.6
Less, amounts currently subject to compromise	(210.5)	(241.7)

	$139.8	$62.3

      Certain of the pre-petition insurance reserves may need to be addressed and resolved in the ordinary course of business as a result of needing to maintain mandatory insurance coverage or for other compelling business or legal reasons.

   Other Liabilities

      A summary of other liabilities as of December 31 is as follows:

	2002	2001

		(Unaudited)
Minority interest	$158.7	$141.3
Terminated interest rate hedges at fair value	82.3	82.3
Deferred gains on property sales	27.8	32.8
Other	69.5	55.3
Less, amounts currently subject to compromise	(116.6)	(112.7)

	$221.7	$199.0

      Minority interest represents the limited partnership interest in a Canadian subsidiary of the Company, which was formed in 1997. Minority interest in the subsidiary’s earnings included in interest expense was $8.6 million, $8.2 million and $7.4 million for the years ended December 31, 2002, 2001, and 2000, respectively.

   Other Comprehensive Loss

      Other comprehensive loss, net of income taxes, consists of foreign currency translation adjustments and changes in fair value of the Company’s interest rate hedges. The assets and liabilities of foreign subsidiaries are translated at period-end exchange rates. Results of operations are translated at the average rates of exchange in effect during the period.

      The components of accumulated other comprehensive loss are as follows:

	December 31,	December 31,
	2002	2001

		(Unaudited)
Foreign currency translation adjustments	$(6.1)	$(14.1)
Deferred losses on interest rate hedges	(53.8)	(73.1)

	$(59.9)	$(87.2)

   Revenue Recognition

      Revenue consists primarily of fees from rentals and the sale of related rental products. The Company recognizes revenue over the period in which vehicles are rented. The Company also receives franchise fees, which are recognized in the period in which the fee is earned from the franchisee and represent approximately 1.7% of revenue.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   Income Taxes

      Prior to June 30, 2000 the Company was included in the consolidated federal income tax return of our former Parent. All tax amounts have been recorded as if the Company filed a separate federal tax return. The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provides valuation allowances to offset portions of deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

   Derivative Financial Instruments

      The Company utilizes interest rate protection agreements with several counterparties to manage the impact of interest rate changes on the Company’s variable-rate vehicle debt obligations. The Company does not use derivative financial instruments for trading purposes. Cash proceeds on derivative financial instruments used to manage interest rate exposure are recorded as a component of vehicle interest expense. On January 1, 2001 the Company adopted a new accounting standard related to derivatives. For a further discussion of the Company’s interest rate derivatives refer to Note 17.

   Advertising

      The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 2002 or 2001. Advertising expense was $73.9 million, $98.0 million and $133.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

   Environmental Costs

      The Company’s operations involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. Provisions for environmental costs are made by charges to expense upon periodic reviews by management and outside legal counsel. Adjustments or recoveries from third parties, if any, are reflected in operations in the periods in which such adjustments are known and deemed probable.

   Stock based compensation

      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended, in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Following our chapter 11 filing, no stock options were granted in 2002. Had compensation cost for stock option grants under the Company’s stock option plans been determined pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net loss would have increased accordingly. Using the Black-Scholes option pricing model for all options granted after June 30, 2000, the Company’s pro forma net loss and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002	2001	2000

		(Unaudited)	(Unaudited)
Net loss, as reported	$(534.1)	$(606.7)	$(2.0)
Less, total stock-based employee compensation expensed under the fair value based method for all awards	—	(2.8)	(4.6)

Pro forma loss	$(534.1)	$(609.5)	$(6.6)

Pro forma loss per share:
Basic and diluted	—	(13.48)	(0.15)
Pro forma weighted average fair value of options granted	—	2.78	2.89
Risk free interest rates	—	5.06%	5.11%
Expected lives	—	1.5-7 years	5-7 years
Expected volatility	—	65.7%	64.4%

      The Company believes that as a result of its chapter 11 filing, its inability to issue shares, and the lack of any grants under the stock option plan in 2002 there is no value to its options as such there is no related stock based compensation.

   Consolidated Statements of Cash Flows

      The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. There were no significant non-cash investing and financing transactions during the years ended December 31, 2002, 2001 and 2000.

      The Company made interest payments of approximately $131.0 million, $292.5 million and $344.3 million for the years ended December 31, 2002, 2001 and 2000, respectively, including interest on vehicle debt. The Company made no tax payments during the three years ended December 31, 2002.

   New Accounting Pronouncements — Not Yet Adopted

      In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses financial accounting and recognition of liabilities for costs associated with exit or disposal activities, requiring that such liabilities be recognized and measured initially at fair value only when a liability is incurred. SFAS No. 146 will be effective for disposal activities that are initiated after December 31, 2002. Management does not believe the adoption of SFAS No. 146, as of January 1, 2003, will have a material effect on the Company’s financial position, results of operations or cash flows.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 also requires additional disclosure about the guarantor’s obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable prospectively to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements issued after December 15, 2002. Management does not believe the adoption of FIN 45 will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in both annual and interim financial statements about the effects of stock-based compensation. The annual disclosure guidance of SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The interim disclosure requirements apply to interim periods ending after December 15, 2002. Management does not believe the adoption of SFAS No. 148 will affect the Company’s financial position, results of operations or cash flows.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses when a company should include in its financial statements the assets and liabilities of unconsolidated variable interest entities. FIN 46 is effective for all variable interest entities created after January 31, 2003 and for variable interest entities in which an enterprise obtains an interest after that date. FIN 46 is effective for fiscal years or interim periods beginning after June 15, 2003 for variable interest entities in which an enterprise holds a variable interest that it acquired before February 15, 2003. For further discussion, please refer to Note 20, Subsequent Events.

7.  Vehicle Debt

      Vehicle debt as of December 31 is as follows:

	2002	2001

		(as Restated)
		(Unaudited)
Bank sponsored liquidity back-up facility secured by eligible vehicle collateral; interest based on U.S. Prime rate; weighted average interest rate of 4.75% at December 31, 2001	$—	$63.8
Auction-rate note program; weighted average interest rate of 2.77% at December 31, 2001; maturities through 2006, net of a $0.3 million discount at December 31, 2001	—	222.7
Amounts under various asset-backed medium-term note programs secured by eligible vehicle collateral:
Fixed-rate component; weighted average interest rate of 6.02% at December 31, 2002 and 5.94% at December 31, 2001; maturities through 2004	500.0	1,250.0
Floating-rate component based on a spread over LIBOR; weighted average interest rate of 2.06% and 2.17% at December 31, 2002 and December 31, 2001, respectively; maturities through 2005	2,399.8	2,350.0
Vehicles subject to capital leases	302.3	285.2
Other committed and uncommitted secured vehicle financings primarily with financing institutions in the United Kingdom; LIBOR based interest rates; weighted average interest rates of 5.25% and 4.09% at December 31, 2002 and December 31, 2001, respectively; maturities through 2003	48.9	91.3

	$3,251.0	$4,263.0

      The Company finances its domestic vehicle purchases through wholly-owned, consolidated, special purpose financing subsidiaries. These financing subsidiaries obtain funds by issuing asset-backed medium-term notes or commercial paper into the capital markets. The financing subsidiaries in turn lease vehicles to the domestic operating subsidiaries. The Company’s international operations in Europe and Canada obtain their own financing for vehicle purchases through various asset-backed financings, leases and secured loans on a country by country basis.

      The Company’s operations in the United Kingdom acquires vehicles from manufacturers under repurchase programs (with guaranteed residual values). The cars are then sold under sale-leaseback arrangements with varied third party financing institutions. The vehicles are held for an average of six months; the vehicle obligation accrues interest at a rate based upon a spread over LIBOR. The minimum amount due under the capital lease obligations is $302.3 million as of December 31, 2002.

      The Debtor’s filing for bankruptcy represented an Event of Default under each of the domestic financing facilities and certain of the Company’s international facilities for which the parent company is guarantor. However, in the United States the special purpose financing subsidiaries are not Debtors and have continued making scheduled interest and principal payments to the third party note holders.

      On May 1, 2002, all amounts outstanding on the Company’s bank sponsored liquidity back-up facilities were repaid.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      In February 2002, the Bankruptcy Court approved, on a final basis, a fleet financing agreement insured by MBIA whereby MBIA allowed for the release of certain restricted funds supporting the MBIA insured outstanding series of medium-term notes for the purchase of new vehicles. The agreement made available up to $1.0 billion of previously frozen funds for the acquisition of new fleet. On May 10, 2002, the Bankruptcy Court approved, on a final basis, an agreement with MBIA to allow the Company to continue to use $2.3 billion of its fleet financing facilities on a revolving basis. As such, the Company is allowed to use proceeds received from the disposition of vehicles financed by these facilities to purchase new vehicles. Through a series of court orders, the agreement has been extended through September 30, 2003.

      Additionally, the Company issued a $275.0 million variable funding asset-backed note which, in June 2002, the Company amended to allow for borrowings of up to $575.0 million. The note bears interest at a variable rate based upon a spread over LIBOR and was set to expire in September 2002. In August 2002, the Company refinanced the variable funding note with the issuance of $600.0 million of vehicle asset-backed medium-term notes with a term of approximately two years at a floating rate based on a spread over LIBOR. Upon the emergence from chapter 11, the Company may need to refinance these asset-backed medium-term notes. The Company hedged its floating interest rate risk through the purchase of an interest-rate cap with a strike price of 6.5%. The Company expects the interest- rate cap to be effective in hedging interest rate risk.

      In the fourth quarter of 2002, the Company repaid amounts outstanding under its auction-rate note program.

      At December 31, 2002, aggregate expected maturities of vehicle debt were as follows:

2003	$934.2
2004	1,909.9
2005	406.9

$3,251.0

8.	Other Debt

      Other debt as of December 31 is as follows:

	2002	2001

		(Unaudited)
Secured revolving credit facility weighted average interest rate of 5.75% at December 31, 2002, matures 2003	$29.1	$—
Supplemental secured term loan at 12.25% and 12.75% at December 31, 2002 and December 31, 2001, respectively, matures May 31, 2003	40.0	40.0
Interim financing fixed rate note at 14.5% as of December 31, 2001 increasing 0.5% each 90 day period thereafter capped at 18.0%, net of a $10.4 million discount at December 31, 2001	—	189.6
Secured claim $180.0 million at 10.0% from February 2003 and an unsecured claim of $25.0 million	205.0	—
Unsecured notes payable to vehicle manufacturer; weighted average interest rates of 2.63% and 4.26% at December 31, 2002 and December 31, 2001, matures June 2002	35.0	35.0
Notes payable to former owners of acquired business; interest payable using LIBOR based rates; weighted average interest of 6.45% at December 31, 2001	—	2.4
Other uncommitted credit facilities and other notes relating to the Company’s international subsidiaries; interest ranging from 5.53% to 8.75%; maturing through 2002	1.6	15.3

	310.7	282.3
Less, amounts considered to be subject to compromise	(60.0)	(35.0)

	$250.7	$247.3

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      As of December 31, 2002 debt classified as other debt is considered to be current. The Debtors’ filing for chapter 11 represented an Event of Default under each of these financing facilities. Under bankruptcy law, the Debtors are not permitted to make scheduled principal and interest payments with respect to their pre-petition debt unless specifically ordered by the Court. As a result of the Company’s filing for chapter 11 it has not made principle payments currently due relative to its debt classified as Other Debt.

      In June 2000, the Company entered into a three-year secured revolving credit facility with a borrowing base capacity of up to $175.0 million at a floating rate, currently based upon a spread of 2.75% above LIBOR. In the third quarter of 2001, the Company reduced its capacity under this facility to $70.0 million of which $63.9 million supported outstanding letters of credit. As of December 31, 2002, $32.7 million of letters of credit were secured by the facility and approximately $29.1 million of letters of credit and fees were drawn on the facility. As a result of the chapter 11 filing, the Company itself is precluded from drawing on this facility. The Company expects that during 2003 substantially all holders of outstanding letters of credit will draw against the facility.

      The Company also entered into a supplemental secured revolving credit facility with availability of the lesser of (1) $40.0 million and (2) an amount equal to $175.0 million less the borrowing base of the resized $175.0 million secured revolving credit facility. On its one year maturity date, the $40.0 million supplemental secured revolving credit facility was converted into a term loan maturing on May 31, 2003. Interest on the supplemental secured term loan is payable at a floating rate, initially based upon a spread of 4.5% above LIBOR and increasing by 50 basis points on the first day of each January, April, July and October.

      On June 30, 2000 the Company entered into an agreement with a lender for interim financing of $225.0 million in connection with its separation from its former Parent. The initial term of the interim financing was 12 months. The Company extended $200.0 million of the interim financing into a six-year term loan. In accordance with the terms of the agreement, upon conversion to the term loan the Company issued immediately exercisable warrants representing approximately 3.7 million shares and paid a fee of $6.0 million to the lender. The term loan bears interest at an increasing rate starting at 14.5% as of October 1, 2001 and increases by 50 basis points each 90 day period up to a maximum of 18.0%. The term loan may, at the option of the lender, be exchanged into a fixed-rate note with a similar maturity. The warrants have a term of 10 years and an exercise price of $0.01 per share. The fair value of the warrants on June 30, 2001, the date of issue, was $11.0 million. The fair value of the warrants was treated as a note discount, and was amortized as a component of interest expense, over the term of the refinancing. As discussed further in this Note, as of December 31, 2002 all remaining note discounts for warrants issued have been reversed. Upon request of the holder of the notes and warrants the Company is required to file registration statements with the Securities and Exchange Commission which register the fixed-rate notes referred to above and the shares of common stock issuable upon the exercise of the warrants. To the extent the Company does not file these registration statements or they are not declared effective within certain time constraints the Company will be required to pay penalties.

      In the first and second quarters of 2001, the Company consummated a series of sale and leaseback transactions. As a result, the Company was obligated to use the proceeds to pay-down the interim financing. However, as part of an amendment to the interim note facility the lender agreed that such proceeds could be used for general corporate purposes until September 30, 2001 at which time the Company would be required to pay-down the interim financing by approximately $70.0 million.

      As of September 30, 2001, the Company further amended its financing facilities, deferring the $70.0 million principal payment until November 30, 2001, and suspending certain financial covenants through November 15, 2001. Concurrent with the amendments the Company issued additional immediately exercisable warrants representing approximately 1.4 million shares of common stock. These warrants have a term of ten years from their issue date and an exercise price of $0.01 per share. The fair value of the additional warrants on September 30, 2001, the date of issue, was $0.7 million. The fair value of the warrants was recorded as a note discount and was amortized as a component of interest expense over the term of the note using the effective interest method.

      In the first quarter of 2003, the Bankruptcy Court approved an order regarding the settlement of claims concerning the holder of the Company’s $200.0 million interim financing fixed-rate note. The order provides for an allowed secured claim of $180.0 million and an allowed unsecured claim of $25.0 million. The secured claim will accrue interest at 10%, half of which will be paid currently with the remaining half paid upon emergence. The effect of this settlement has been reflected in these consolidated financial statements. As of December 31, 2002, the Company reversed to transition and reorganization expense accrued interest in excess of, debt issue cost and note discounts netting approximately $36.0 million.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      The Company’s governing documents for its credit facilities and interim financing, entered into during 2000 and subsequently amended, require the Company to maintain certain financial ratios including, but not limited to, financial performance measures and limits on additional indebtedness. In addition these documents restrict the Company’s ability to: sell assets; grant or incur liens on our assets; repay certain indebtedness; pay dividends, make certain investments or acquisitions; issue certain guarantees; enter certain sale and leaseback transactions; repurchase or redeem capital stock; engage in mergers or consolidation; and engage in certain transactions with our affiliates.

9.	Income Taxes

      The components of the provision (benefit) for income taxes for the years ended December 31 are as follows:

	2002	2001	2000

Current:
Federal	$—	$—	$0.8
State	—	—	4.0
Foreign	—	—	—
Federal and state deferred	(7.6)	96.0	(3.6)
Foreign deferred	7.6	7.5	2.7

Provision (benefit) for income taxes	$—	$103.5	$3.9

      A reconciliation of the provision (benefit) for income taxes calculated using the statutory federal income tax rate to the Company’s provision (benefit) for income taxes for the years ended December 31 is as follows:

	2002	2001	2000

Provision (benefit) at statutory federal income tax rate	$(117.5)	$(176.1)	$0.6
Goodwill	—	27.6	1.9
Non-deductible expenses	27.1	5.1	0.9
State income taxes, net of federal benefit	(13.4)	(18.0)	0.1
Change in valuation allowance	104.6	265.1	—
Foreign income tax provision (benefit) at other than U.S. rates	(0.8)	(0.2)	0.4

Provision (benefit) for income taxes	$—	$103.5	$3.9

      Components of the net deferred income tax liability at December 31 are as follows:

	2002	2001

Deferred income tax liabilities:
Book basis in property over tax basis	$337.1	$393.1
Deferred income tax assets:
Net operating loss carry forwards	(318.0)	(232.9)
Accruals not currently deductible	(191.7)	(201.2)
Valuation allowance	426.3	294.7

Net deferred income tax liability	$253.7	$253.7

      At December 31, 2002, the Company had available domestic net operating loss carry forwards of approximately $683.6 million and foreign net operating loss carry forwards of approximately $104.4 million, the majority of which have an indefinite carry forward. The expiration of the domestic net operating loss carry forwards is as follows: $10.0 million in 2011, $180.4 million in 2020, $223.8 million in 2021 and $269.4 million in 2022. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provides valuation allowances to offset portions of deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized. Upon our emergence from chapter 11 or sale the Company’s net operating loss carry-forwards may be limited as to their use.

      During the third quarter of 2001, the Company recorded a charge of $103.5 million related to the establishment of a valuation allowance for certain tax benefits and net operating loss carryforwards. As a result of significant adverse changes in the present business environment, current operating cash flow losses and projected operating cash flow losses for the foreseeable future, management believed that it was more likely than not that the tax assets were no longer realizable.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      The Company entered into a tax sharing agreement with AutoNation on June 30, 2000. The primary purpose of the agreement is to reflect each party’s rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including June 30, 2000 and any taxes resulting from transactions effected in connection with the spin-off. The agreement also covers the handling of audits, settlements, elections, accounting methods and return filings in cases where both companies have an interest in the results of these activities. With respect to any period ending on or before the spin-off or any tax period in which the spin-off occurs, AutoNation will:

•	continue to be the sole and exclusive agent for the Company in all matters relating to its income, franchise, property, sales and use tax liabilities,

•	bear any costs relating to tax audits, including tax assessments and any related interest and penalties and any legal, litigation, accounting or consulting expenses, subject to the Company’s obligation to pay for items relating to the rental business,

•	continue to have the sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns, and

•	generally have the powers, in AutoNation’s sole discretion, to contest or compromise any claim or refund on the Company’s behalf.

      During the time the Company was part of AutoNation’s consolidated Federal Income Tax Return, AutoNation engaged in certain transactions that are of a type that the Internal Revenue Service has indicated it intends to challenge. Based upon disclosures from AutoNation a settlement has been reached with the Internal Revenue Service, however, until and unless paid by AutoNation, the Company may still have several liability with AutoNation to the Internal Revenue Service for all transactions, that occurred while the Company was part of AutoNation’s consolidated Federal tax returns. The Company has included below an excerpt from AutoNation’s periodical report on Form 10-Q as of March 31, 2003 regarding these transactions.

     “In March 2003, the Company (AutoNation) entered into a settlement agreement with the Internal Revenue Service (“IRS”) with respect to the tax treatment of certain transactions entered into by the Company (AutoNation) in 1997 and 1999, including a transaction that generally had the effect of accelerating projected tax deductions relating to health and welfare benefits. Under the agreement, the Company (AutoNation) owes the IRS net aggregate payments of approximately $470 million. An initial net payment of approximately $350 million is due in March 2004, and three subsequent payments of approximately $40 million each are due in March 2005, 2006 and 2007, respectively.”

      Recently the Company reached an agreement with AutoNation and the Unsecured Creditors’ Committee that resolves potential claims relating to its bankruptcy, including potential claims arising out of the spin-off from AutoNation in 2000. As part of this agreement, the Company will receive indemnity from AutoNation regarding these tax claims, and the Company will reject the tax sharing agreement.

10.	Stock Options

      On June 28, 2000 the Company’s Board of Directors and AutoNation as sole shareholder approved the ANC Rental Corporation Stock Option Plan. The total amount of shares issuable under the Plan is 9,000,000. On June 30, 2000, the Company’s Board of Directors approved the grant, to key employees and directors of the Company, of options to purchase 6,695,000 shares of Common Stock, at a price equal to the average of the daily high and low market price of the Common Stock on July 3, 2000, the date of grant. The options granted have a term of ten years from the date of grant, and vest in equal 25% increments over three and one-half years commencing on January 1, 2001 and annually thereafter. As part of the initial grant each outside director received a grant of options to purchase 100,000 shares of Common Stock, which vested immediately. The Company’s Chairman received a grant of options to purchase 750,000 shares of Common Stock, which vested immediately.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      In May of 2001, the Company’s Board of Directors and its shareholders approved a plan that granted options to purchase 750,000 shares of Common Stock to the Company’s Chairman and then Chief Executive Officer and granted each outside director options, which vested immediately, to purchase 50,000 shares of Common Stock. One third of the Chairman’s options vested immediately and one third will vest on each of the first two anniversaries of the grant date, subject to continued employment.

      A summary of issued stock option transactions is as follows for the years ended December 31:

	2002		2001		2000

		Weighted-Average		Weighted-Average		Weighted-Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Options and warrants outstanding at beginning of period	6.4	$4.86	6.5	$5.20	—	$—
Granted	—	$—	1.5	$3.72	6.6	$5.20
Exercised	—	$—	—	$—	—	$—
Cancelled	(1.5)	$5.19	(1.6)	$5.19	(0.1)	$5.19

Options outstanding at end of period	4.9	$4.77	6.4	$4.86	6.5	$5.20

Options exercisable at end of period	3.5	$4.70	3.0	$4.86	1.3	$5.20
Options available for future grants	0.9	—	0.9	—	2.4	—

      A summary of outstanding and exercisable options by price range as of December 31, 2002:

		Weighted
		Average
	Number	Remaining	Weighted	Number	Weighted
	Outstanding	Contractual	Average	Exercisable	Average
	as of	Life	Exercise	as of	Exercise
Range of Exercise Prices	December 31, 2002	(in years)	Price	December 31, 2002	Price

$2.53 — $4.90	1.4	8.30	$3.72	1.1	$3.61
$5.19 — $6.94	3.5	7.18	$5.21	2.4	$5.20

$2.53 — $6.94	4.9	7.45	$4.77	3.5	$4.70

11.	Commitments and Contingencies

Legal Proceedings

      The Company is a party to various legal proceedings, which have arisen, in the ordinary course of business. While the results of these matters cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company’s consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

Lease Commitments

      The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 25 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum lease obligation.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      Expenses under real property, equipment and software leases and airport concession and permit agreements (excluding amounts charged through to customers) for the years ended December 31 are as follows:

	2002	2001

		(unaudited)
Real property	$76.8	$67.8
Equipment and software	22.6	22.8
Airport concession and permit fees:
Minimum fixed obligations	144.2	142.6
Additional amounts, based on revenue from vehicle rentals	59.3	91.6

Total	$302.9	$324.8

      Future minimum lease obligations under noncancelable real property, equipment and software leases and airport agreements with initial terms in excess of one year at December 31, 2002 are as follows:

2003	$143.9
2004	111.0
2005	84.8
2006	67.4
2007	62.6
Thereafter	474.6

$944.3

      Aggregate maturities of the Company’s capital leases for vehicles are included in the expected debt maturities table in Note 7.

Other Matters

      In the normal course of business, the Company is required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of the Company’s performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies and insurance companies by making cash deposits, obtaining surety bonds or by obtaining bank letters of credit. As of March 6, 2003, the Company had outstanding surety bonds of approximately $127.2 million, the majority of which expire during 2003, and at December 31, 2002 had outstanding letters of credit totaling $32.7 million.

      The Company continues to investigate and pursue strategic alternatives to maximize stakeholder value and strengthen the Company’s financial condition. These strategic alternatives may include the sale or closure of all or part of its business. In connection with these initiatives certain parties engaged in the reorganization or financing of the Company may earn contingent incentives, success or emergence fees. The success fees are to be paid based upon a sliding scale affected by the passage of time and the value realized upon reorganization or sale of the Company. The Company expects these success or emergence fees would not exceed $21.0 million, of which an emergence fee of $12.5 million is payable to the Company’s primary vehicle debt surety provider.

      In March 2002, the Bankruptcy Court approved, on a final basis, a key employee retention plan. The purpose of the plan is to retain certain key employees critical to the near-term success of our restructuring by providing financial incentives and security against unanticipated termination of employment and to incentivize them to maximize stakeholder value. There are three levels of participation in the plan (Tier I, Tier II, and Tier III).

      The Basic Retention (Tier I) is available to all participants in the plan and is payable upon the earlier of June 30, 2003, involuntary termination of employment “other than for cause” or death or “permanent disability,” sale of the company or the consummation by the Bankruptcy Court of a plan of reorganization. The Base Retention approximates fifty percent of the participant’s base salary and is payable in a cumulative lump sum, approximating $7.0 million (see Note 20).

      The Holdback Retention is for Tier II and Tier III participants payable upon a “Triggering Event.” A “Triggering Event” occurs when a plan of reorganization of the Company under chapter 11 is approved by the United States Bankruptcy Court so long as the plan of reorganization is subsequently confirmed by the Bankruptcy Court without material modifications, or the date upon which a motion seeking approval of the sale of all or substantially all of the operating assets of the Company is approved so long as the sale is subsequently consummated without material modifications. The Holdback Retention is paid based upon a sliding scale affected by the passage of time and value realized in the “Triggering Event.”

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12.	Fair Value of Financial Instruments

      The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

      The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

•	Cash and cash equivalents, restricted cash and cash equivalents, trade and manufacturer receivables, other assets, accounts payable, accrued liabilities, other liabilities and variable-rate debt: The amounts reported in the accompanying Consolidated Balance Sheets approximate fair value assuming the Company continues as a going concern.

•	Fixed rate medium-term notes payable: The fair value of medium-term notes payable is estimated based on the quoted market prices for the same or similar issues.

•	Interest rate caps and floors: The fair value of interest rate caps and floors is determined from valuation models which are then compared to dealer quotations and represents the discounted future cash flows through maturity of expiration using current rates, and is effectively the amount the Company would pay or receive to terminate the agreements. As of December 31, 2001 all of the Company’s interest rate floors were terminated.

      The following table sets forth the carrying amounts and fair values of the Company’s financial instruments, except for those noted above for which carrying amounts approximate fair value, as of December 31:

	2002		2001

	Carrying	Fair	Carrying	Fair
Assets (Liabilities)	Amount	Value	Amount	Value

Fixed rate medium-term notes payable	$(500.0)	$—	$(1,250.0)	$—
Interim financing	(205.0)	—	(200.0)	—
Interest rate caps	4.3	4.3	22.3	22.3
Interest rate floors/due to counterparty	(82.3)	—	(82.3)	—

      Due to uncertainty surrounding the chapter 11 filing, the fair value of the medium-term notes, interim financing and amounts due to counterparty, which are Debtor obligations, is not determinable.

13.	Business and Credit Concentrations

      The Company owns and operates vehicle rental facilities primarily in the United States, Europe and Canada. The automotive rental industry in which the Company operates is highly seasonal. The majority of the Company’s revenue is derived from airport locations. Changes in the volume of air travel will have an effect on the Company’s profitability.

      As of December 31, 2002 approximately 86.6% of the fleet was covered by manufacturer repurchase programs or leased and not subject to residual value risk. At December 31, 2002 and 2001, the Company had vehicle receivables from manufacturers of $181.1 million and $115.3 million, respectively. Concentrations of credit risk with respect to non-vehicle manufacturer receivables are limited due to the wide variety of customers and markets in which services are provided as well as their dispersion across many different geographic areas primarily in the United States. Consequently, at December 31, 2002, the Company does not consider itself to have any significant non-vehicle manufacturer receivable concentrations of credit risk.

      General Motors, through its franchised dealers, is the Company’s principal supplier of rental fleet vehicles. The number of vehicles the Company purchases varies from year to year. In model year 2002, the Company purchased approximately 61% of its aggregate domestic rental fleet from General Motors. In return, General Motors has agreed to provide certain incentives as well as a minimum number of vehicles.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

14.	Related Party Transactions

      AutoNation distributed all of the Company’s common stock to its shareholders as of June 30, 2000. The Company’s relationship with AutoNation since the spin-off has been governed by a separation and distribution agreement and other agreements entered into in June 2000 in connection with the spin-off. Certain of the directors of the Company are directors of AutoNation.

      Before the spin-off from AutoNation, AutoNation had provided guarantees in support of the Company’s debt financing. Pursuant to a reimbursement agreement entered into with AutoNation before the distribution date, some of this credit support remains in place following the spin-off. In particular, AutoNation continues to guarantee certain annual rent expense in connection with various real estate lease obligations and vehicle leases. The Company has reimbursement obligations to AutoNation to the extent AutoNation is required to satisfy any of its guarantees of any of its obligations. These reimbursement obligations are payable upon AutoNation’s demand, except in the event that certain of the Company’s loans and credit facilities remain in effect as of the date of AutoNation’s demand. Additionally, as part of the issuance in 2001 of a $29.5 million surety bond, AutoNation provided a $29.5 million back-up guarantee for the benefit of Liberty Mutual Insurance Company, the Company’s primary surety provider. The reimbursement agreement was amended to provide for a reduction in AutoNation’s back-up guarantee over the course of the next five years. The Company paid AutoNation $1.1 million and $0.3 million for its guarantees of the Company’s debt for the year ended December 31, 2001 and 2000, respectively. No amounts were paid for the year ended December 31, 2002.

      The Company entered into a transitional services agreement with AutoNation on June 30, 2000. The services agreement has been terminated. During 2000, the Company paid AutoNation approximately $0.6 million under this agreement. During 2000, AutoNation paid the Company approximately $0.2 million under this agreement. The Company believes that the fees paid and received for these services are no less favorable than those that could be obtained from unaffiliated third parties.

      The Company entered into two leases with AutoNation: (i) a lease for approximately 161,000 square feet of office space to serve as ANC’s corporate headquarters and (ii) a lease for approximately 31,600 square feet of computer data center space at AutoNation’s data center.

      Payments due under the lease for the corporate headquarters total approximately $2.0 million. ANC has an option to extend the term for two additional periods of five years each. The lease payments will be increased on the fifth and eighth anniversary of the start of the lease. Increases in lease payments will be based on increases in the Consumer Price Index. In no event will the adjusted lease payment for the fifth year be lower than the initial rate or more than 15% higher. In no event will the adjusted lease payment for the eighth year be lower than the seventh year or more than 9% higher. During the fourth quarter of 2000 AutoNation transferred ownership in this property to an unrelated third party.

      Payments due under the lease for the computer data center space total approximately $0.9 million per year. The lease has an initial term of two years, with an option to extend the term for an additional two years. If extended, the lease payments will be increased based on increases in the Consumer Price Index. In no event will the adjusted lease payment be more than 6% higher than the initial lease payment.

      The Company believes that the lease payments reflect fair market value and that the terms of the leases are no less favorable than could be obtained from persons unrelated to us.

      After the spin-off from AutoNation, the Company entered into three-year contracts with AutoNation pursuant to which ANC will purchase a substantial portion of vehicles from certain dealerships owned by AutoNation; will source a portion of parts at a negotiated market rate from certain dealerships owned by AutoNation and have the right to operate replacement car rental businesses at certain dealerships owned by AutoNation. ANC also has corporate car rental contracts with AutoNation and some of its subsidiaries.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      However, during 2001 the vehicle and parts supply agreements were terminated. Management believes amounts that were charged and paid under these contracts and arrangements are consistent with amounts charged to and paid by unaffiliated customers and suppliers.

      The total dollar volume related to the above discussed transactions and paid to AutoNation for each of the three years ended December 31 is as follows: dealer mark-up paid on vehicle purchases approximated $0.3 million for 2001 and $1.5 million for 2000 and 1999; and parts purchases approximated $2.3 million for 2001 and $7.5 million for 2000 and 1999. Amounts related to the operation of replacement car rental sites at AutoNation dealerships, and revenue received from AutoNation’s corporate car rental contracts were not material for each of the three years ended December 31, 2001.

      During 2002, 2001 and 2000, the Company’s Chairman had a beneficial ownership interest in Certified Vacations, Inc. (“Certified Vacations”), a domestic tour operator that has conducted business with the Company. Total gross revenue recognized by the Company from Certified Vacations was approximately $4.0 million, $5.7 million and $8.7 million for the years ended December 31, 2002, 2001, and 2000, respectively.

      It is the Company’s policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unrelated parties. It is management’s belief that all of the transactions described met that standard at the time the transactions were effected.

15.	Segment Information

      The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which requires certain segment financial information to be disclosed on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources. Management reviews its operating results and makes resource allocation decisions based primarily upon geographic regions. The Company’s management segments are defined as (i) United States Rental Group, comprising of both Alamo and National domestic operations (ii) Canada, and (iii) International, comprising Alamo and National operations located primarily in Europe. The Company believes its management segments exhibit similar economic characteristics, share the same product, types of customers and points of service. Accordingly, as permitted under SFAS 131, for financial reporting purposes the Company has aggregated its management segments into one segment, automotive rental.

      Separately, the Company has provided consolidating financial statements as of and for the years ending December 31, 2002 and December 31, 2001(unaudited and restated) and for the year ended December 31, 2000 (unaudited and restated) showing NA Holdings, which represents domestic and Canadian operations and International, which represents the European operations.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(In Millions)

	NA Holdings	International	Eliminations	Total

ASSETS
Cash and cash equivalents	$124.8	$41.4	$—	$166.2
Restricted cash and cash equivalents	811.3	2.3	—	813.6
Receivables, net	258.0	73.8	—	331.8
Prepaid expenses	40.7	8.9	—	49.6
Vehicles, net	2,628.1	326.3	—	2,954.4
Property and equipment, net	238.6	27.9	—	266.5
Goodwill, net	—	20.9	—	20.9
Other assets	99.6	3.0	—	102.6
Investment in subsidiary	166.5	—	(166.5)	—

Total assets	$4,367.6	$504.5	$(166.5)	$4,705.6

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$73.2	$37.9	$—	$111.1
Accrued liabilities	190.3	45.4	—	235.7
Insurance reserves	141.5	(1.7)	—	139.8
Vehicle debt	2,899.8	351.2	—	3,251.0
Other debt	249.1	1.6	—	250.7
Deferred income taxes	253.7	—	—	253.7
Other liabilities	219.4	2.3	—	221.7
Due to (from) affiliates	98.7	(98.7)	—	—
Net liability from discontinued operations	11.9	—	—	11.9
Liabilities subject to compromise	515.6	—	—	515.6

Total liabilities	4,653.2	338.0	—	4,991.2
Total shareholders’ equity (deficit)	(285.6)	166.5	(166.5)	(285.6)

Total liabilities and shareholders’ equity (deficit)	$4,367.6	$504.5	$(166.5)	$4,705.6

UNAUDITED RESTATED CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(In Millions)

	NA Holdings	International	Eliminations	Total

ASSETS
Cash and cash equivalents	$286.6	$24.2	$—	$310.8
Restricted cash and cash equivalents	1,307.8	2.2	—	1,310.0
Receivables, net	226.1	112.3	—	338.4
Prepaid expenses	39.0	4.7	—	43.7
Vehicles, net	3,004.6	372.9	—	3,377.5
Property and equipment, net	405.8	28.2	—	434.0
Goodwill, net	—	127.1	—	127.1
Other assets	87.1	2.9	—	90.0
Investment in subsidiary	247.2	—	(247.2)	—
Net investment in discontinued operations	22.4	—	—	22.4

Total assets	$5,626.6	$674.5	$(247.2)	$6,053.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$45.3	$43.1	$—	$88.4
Accrued liabilities	161.3	42.4	—	203.7
Insurance reserves	64.2	(1.9)	—	62.3
Vehicle debt	3,886.5	376.5	—	4,263.0
Other debt	229.6	17.7	—	247.3
Deferred income taxes	253.7	—	—	253.7
Other liabilities	198.1	0.9	—	199.0
Due to (from) affiliates	51.4	(51.4)	—	—
Liabilities subject to compromise	515.3	—	—	515.3

Total liabilities	5,405.4	427.3	—	5,832.7
Total shareholders’ equity	221.2	247.2	(247.2)	221.2

Total liabilities and shareholders’ equity	$5,626.6	$674.5	$(247.2)	$6,053.9

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Year Ended December 31, 2002
(In Millions)

	NA Holdings	International	Eliminations	Total

REVENUE	$2,055.8	$338.0	$—	$2,393.8
EXPENSES:
DIRECT OPERATING COSTS	938.5	166.1	—	1,104.6
VEHICLE DEPRECIATION, NET	657.3	60.5	—	717.8
SELLING, GENERAL, AND ADMINISTRATIVE	421.2	76.6	—	497.8
TRANSITION AND REORGANIZATION EXPENSES	143.7	21.2	—	164.9
INTEREST INCOME	(4.7)	—	—	(4.7)
INTEREST EXPENSE	186.7	19.8	—	206.5
OTHER EXPENSE (INCOME), NET	66.5	(23.8)	—	42.7
EQUITY LOSS IN INVESTEE	94.5	—	(94.5)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(447.9)	17.6	94.5	(335.8)
PROVISION (BENEFIT) FOR INCOME TAXES	(5.9)	5.9	—	—

NET LOSS FROM CONTINUING OPERATIONS	(442.0)	11.7	94.5	(335.8)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF BENEFIT FROM INCOME TAXES OF $0	(92.1)	—	—	(92.1)

NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(534.1)	11.7	94.5	(427.9)
Cumulative effect of changes in accounting principles, net of provision for income taxes of $0	—	(106.2)	—	(106.2)

NET LOSS	(534.1)	(94.5)	94.5	(534.1)
OTHER COMPREHENSIVE LOSS, NET OF TAX EFFECT OF $0:
Foreign currency translation adjustment	0.1	7.9	—	8.0
Changes in fair value of interest rate hedges and reclassification adjustments	19.3	—	—	19.3

COMPREHENSIVE LOSS	$(514.7)	$(86.6)	$94.5	$(506.8)

UNAUDITED RESTATED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Year Ended December 31, 2001
(In Millions)

	NA Holdings	International	Eliminations	Total

REVENUE	$2,537.2	$359.5	$—	$2,896.7
EXPENSES:
DIRECT OPERATING COSTS	1,088.2	181.3	—	1,269.5
VEHICLE DEPRECIATION, NET	853.5	69.4	—	922.9
SELLING, GENERAL, AND ADMINISTRATIVE	559.7	73.6	—	633.3
TRANSITION AND REORGANIZATION EXPENSES	202.3	8.5	—	210.8
AMORTIZATION OF INTANGIBLE ASSETS	7.7	0.7	—	8.4
INTEREST INCOME	(6.3)	—	—	(6.3)
INTEREST EXPENSE	295.8	25.0	—	320.8
OTHER EXPENSE (INCOME), NET	13.6	6.2	—	19.8
EQUITY LOSS IN INVESTEE	10.5	—	(10.5)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(487.8)	(5.2)	10.5	(482.5)
PROVISION FOR INCOME TAXES	93.7	5.3	—	99.0

NET LOSS FROM CONTINUING OPERATIONS	(581.5)	(10.5)	10.5	(581.5)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF BENEFIT FROM INCOME TAXES OF $0	(32.3)	—	—	(32.3)

NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(613.8)	(10.5)	10.5	(613.8)
Cumulative effect of changes in accounting principles, net of provision for income taxes of $4.5	7.1	—	—	7.1

NET LOSS	(606.7)	(10.5)	10.5	(606.7)
OTHER COMPREHENSIVE LOSS, NET OF TAX EFFECT OF $0:
Foreign currency translation adjustment	(4.2)	0.6	—	(3.6)
Changes in fair value of interest rate hedges and reclassification adjustments	(58.5)	—	—	(58.5)

COMPREHENSIVE LOSS, NET OF TAX BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(669.4)	(9.9)	10.5	(668.8)
Cumulative effect of change in accounting principle, net of benefit for income taxes of $9.3	(14.6)	—	—	(14.6)

COMPREHENSIVE LOSS	$(684.0)	$(9.9)	$10.5	$(683.4)

The accompanying notes are an integral part of these statements

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

UNAUDITED RESTATED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Year Ended December 31, 2000
(In Millions)

	NA Holdings	International	Eliminations	Total

REVENUE	$2,901.5	$349.0	$—	$3,250.5
EXPENSES:
DIRECT OPERATING COSTS	1,090.3	180.4	—	1,270.7
VEHICLE DEPRECIATION, NET	842.5	74.4	—	916.9
SELLING, GENERAL, AND ADMINISTRATIVE	613.0	72.6	—	685.6
AMORTIZATION OF INTANGIBLES	9.2	0.8	—	10.0
INTEREST INCOME	(4.9)	—	—	(4.9)
INTEREST EXPENSE	336.1	29.8	—	365.9
OTHER EXPENSE (INCOME), NET	0.1	3.3	—	3.4
EQUITY LOSS IN INVESTEE	12.3	—	(12.3)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2.9	(12.3)	12.3	2.9
PROVISION FOR INCOME TAXES	3.9	—	—	3.9

NET LOSS FROM CONTINUING OPERATIONS	(1.0)	(12.3)	12.3	(1.0)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF BENEFIT FROM INCOME TAXES OF $0	(1.0)	—	—	(1.0)

NET LOSS	(2.0)	(12.3)	12.3	(2.0)
OTHER COMPREHENSIVE LOSS, NET OF TAX EFFECT OF $0:
Foreign currency translation adjustment	(2.7)	(1.4)	—	(4.1)
Changes in fair value of interest rate hedges and reclassification adjustments	—	—	—	—

COMPREHENSIVE LOSS	$(4.7)	$(13.7)	$12.3	$(6.1)

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2002
(In Millions)

	NA Holdings	International	Eliminations	Total

CASH PROVIDED BY OPERATING ACTIVITIES:
Net loss	$(534.1)	$(94.5)	$94.5	$(534.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash equity loss in investee	94.5	—	(94.5)	—
Net loss from discontinued operations	92.1	—	—	92.1
Purchases of vehicles	(5,106.2)	(794.8)	—	(5,901.0)
Sales of vehicles	4,827.3	730.1	—	5,557.4
Depreciation of vehicles, net	657.3	60.5	—	717.8
Provision for bad debt	12.2	1.9	—	14.1
Loss (gain) on sale of assets and asset impairments	15.5	15.8	—	31.3
Cumulative effect of changes in accounting principles, net of income taxes	—	106.2	—	106.2
Fair value adjustment on interest rate hedges and recognition of deferred losses	39.1	—	—	39.1
Depreciation and amortization of property and equipment	147.9	5.0	—	152.9
Amortization of intangible assets and debt issue costs	30.9	—	—	30.9
Deferred income tax provision (benefit)	(5.9)	5.9	—	—
Impairment of intangible assets and goodwill	13.5	—	—	13.5
Changes in assets and liabilities:
Receivables	(44.2)	12.3	—	(31.9)
Prepaid expenses and other assets	(34.9)	(4.3)	—	(39.2)
Accounts payable and accrued liabilities	164.5	(42.3)	—	122.2
Other liabilities	5.9	1.6	—	7.5

	375.4	3.4	—	378.8

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(16.6)	(10.3)	—	(26.9)
Proceeds from sale of property and equipment	10.5	14.8	—	25.3

	(6.1)	4.5	—	(1.6)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from vehicle financing	2,697.9	667.3	—	3,365.2
Payments on vehicle financing	(3,684.7)	(650.8)	—	(4,335.5)
Decrease in restricted cash	496.4	—	—	496.4
Net proceeds (payments) from other debt	29.2	(18.6)	—	10.6
Subsidiary limited partner contributions (distributions)	17.3	—	—	17.3
Debt issue costs	(27.6)	—	—	(27.6)
Other	(1.8)	11.4	—	9.6

	(473.3)	9.3	—	(464.0)

Cash provided by (used in) continuing operations	(104.0)	17.2	—	(86.8)
Cash used in discontinued operations	(57.8)	—	—	(57.8)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(161.8)	17.2	—	(144.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	286.6	24.2	—	310.8

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$124.8	$41.4	$—	$166.2

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

UNAUDITED RESTATED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2001
(In Millions)

	NA Holdings	International	Eliminations	Total

CASH PROVIDED BY OPERATING ACTIVITIES:
Net loss	$(606.7)	$(10.5)	$10.5	$(606.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash equity loss in investee	10.5	—	(10.5)	—
Net loss from discontinued operations	32.3	—	—	32.3
Purchases of vehicles	(4,716.0)	(738.6)	—	(5,454.6)
Sales of vehicles	5,031.7	689.7	—	5,721.4
Depreciation of vehicles, net	853.5	69.4	—	922.9
Provision for bad debt	6.2	2.9	—	9.1
Loss on sale of assets	4.2	—	—	4.2
Cumulative effect of changes in accounting principles, net of income taxes	(7.1)	—	—	(7.1)
Fair value adjustment on interest rate hedges and recognition of deferred losses	7.8	—	—	7.8
Depreciation and amortization of property and equipment	68.9	5.6	—	74.5
Amortization of intangible assets and debt issue costs	37.7	0.7	—	38.4
Deferred income tax provision	93.7	5.3	—	99.0
Impairment of intangible assets and goodwill	201.7	9.1	—	210.8
Changes in assets and liabilities:
Receivables	315.9	(17.6)	—	298.3
Prepaid expenses and other assets	11.8	5.1	—	16.9
Accounts payable and accrued liabilities	(30.8)	1.9	—	(28.9)
Other liabilities	6.6	(1.1)	—	5.5

	1,321.9	21.9	—	1,343.8

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(23.9)	(8.5)	—	(32.4)
Proceeds from sale of property and equipment	114.2	2.2	—	116.4

	90.3	(6.3)	—	84.0

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from vehicle financing	34,967.8	633.2	—	35,601.0
Payments on vehicle financing	(35,224.0)	(624.3)	—	(35,848.3)
Decrease (increase) in restricted cash	(971.3)	(1.7)	—	(973.0)
Net proceeds (payments) from other debt	23.0	(6.3)	—	16.7
Subsidiary limited partner contributions (distributions)	(18.1)	—	—	(18.1)
Debt issue costs	(31.1)	—	—	(31.1)
Other	(1.9)	1.2	—	(0.7)

	(1,255.6)	2.1	—	(1,253.5)

Cash provided by continuing operations	156.6	17.7	—	174.3
Cash provided by discontinued operations	131.2	—	—	131.2

INCREASE IN CASH AND CASH EQUIVALENTS	287.8	17.7	—	305.5
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	(1.2)	6.5	—	5.3

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$286.6	$24.2	$—	$310.8

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

UNAUDITED RESTATED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2000
(In Millions)

	NA Holdings	International	Eliminations	Total

CASH USED IN OPERATING ACTIVITIES:
Net loss	$(2.0)	$(12.3)	$12.3	$(2.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash loss in investee	12.3	—	(12.3)	—
Net loss from discontinued operations	1.0	—	—	1.0
Purchases of vehicles	(6,958.3)	(724.1)	—	(7,682.4)
Sales of vehicles	5,952.2	643.1	—	6,595.3
Depreciation of vehicles, net	842.5	74.4	—	916.9
Provision for bad debt	5.1	2.6	—	7.7
Gain on sale of assets	(1.1)	—	—	(1.1)
Depreciation and amortization of property and equipment	67.4	4.8	—	72.2
Amortization of intangible assets and debt issue costs	34.3	0.9	—	35.2
Deferred income tax provision	3.9	—	—	3.9
Changes in assets and liabilities:
Receivables	(78.5)	29.3	—	(49.2)
Prepaid expenses and other assets	5.7	(0.9)	—	4.8
Accounts payable and accrued liabilities	(73.6)	(22.8)	—	(96.4)
Other liabilities	68.1	(13.5)	—	54.6

	(121.0)	(18.5)	—	(139.5)

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(63.5)	(8.0)	—	(71.5)
Proceeds from sale of property and equipment	30.0	3.2	—	33.2
Sales of marketable securities	45.7	—	—	45.7
Other	—	(1.4)	—	(1.4)

	12.2	(6.2)	—	6.0

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from vehicle financing	44,802.6	631.1	—	45,433.7
Payments on vehicle financing	(45,018.7)	(658.2)	—	(45,676.9)
Decrease (increase) in restricted cash	(136.8)	1.0	—	(135.8)
Net proceeds (payments) from other debt	216.9	(41.6)	—	175.3
Subsidiary limited partner contributions (distributions)	47.4	—	—	47.4
Debt issue costs	(35.1)	—	—	(35.1)
Cash transfers from former parent	101.1	103.3	—	204.4
Other	4.2	(7.1)	—	(2.9)

	(18.4)	28.5	—	10.1

Cash provided by (used in) continuing operations	(127.2)	3.8	—	(123.4)
Cash provided by discontinued operations	128.7	—	—	128.7

INCREASE IN CASH AND CASH EQUIVALENTS	1.5	3.8	—	5.3
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	(2.7)	2.7	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$(1.2)	$6.5	$—	$5.3

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      The Company operates primarily in the United States, Europe and Canada. Revenue generated from Company-owned automotive rental locations is recorded in the country in which the vehicle is rented. Revenue generated from licensees is recognized in the country in which the revenue is received. The accounting policies of each geographic area are the same as those described in the summary of significant accounting policies. The following table presents geographic financial information as of and for the years ended December 31:

	2002

	Domestic	International	Consolidated

Revenue	$1,964.8	$429.0	$2,393.8
Total assets	3,971.6	734.0	4,705.6

	2001 (Unaudited and Restated)

	Domestic	International	Consolidated

Revenue	$2,429.3	$467.4	$2,896.7
Total assets	5,300.4	753.5	6,053.9

	2000 (Unaudited and Restated)

	Domestic	International	Consolidated

Revenue	$2,794.9	$455.6	$3,250.5
Total assets	6,031.1	765.7	6,796.8

16.	Quarterly Financial Information (Unaudited)

      The Company’s operations, and particularly the leisure travel market, are highly seasonal. In these operations, the third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season, the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect. The first and fourth quarters for the Company’s operations are generally the weakest, because of limited leisure travel and a greater potential for adverse or unseasonable weather conditions to impact the Company’s operations. Many of the operating expenses such as rent, general insurance and administrative personnel remain fixed throughout the year and cannot be reduced during periods of decreased rental demand.

      The following tables present certain of the Company’s operating results for each of the eight fiscal quarters in the two-year period ended December 31, 2002. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited and unaudited Consolidated Financial Statements included in this Form 10-K. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. In addition, the quarterly results have been restated to exclude our discontinued operations.

		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter

Revenue	2002	$552.1	$620.1	$682.0	$539.6
	2001	$705.6	$784.9	$836.0	$570.2
Net loss from continuing operations before income taxes	2002	$(122.6)	$(100.0)	$(49.3)	$(63.9)
	2001	$(60.8)	$(26.7)	$(246.5)	$(148.5)
Net loss before cumulative effect of change in accounting principles	2002	$(139.5)	$(117.3)	$(72.8)	$(98.3)
	2001	$(40.0)	$(23.5)	$(381.6)	$(168.7)
Net loss	2002	$(245.7)	$(117.3)	$(72.8)	$(98.3)
	2001	$(32.9)	$(23.5)	$(381.6)	$(168.7)
Basic and diluted loss per share	2002	$(5.42)	$(2.59)	$(1.61)	$(2.17)
	2001	$(0.73)	$(0.52)	$(8.44)	$(3.73)

17.	Derivatives

      In June 1998 the FASB issued SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”. SFAS 133, as amended, became effective for the Company on January 1, 2001. The Company’s derivative instruments qualify for hedge accounting treatment under SFAS 133.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      The major market risk hedged by the Company is the changes in LIBOR-based interest rates. The Company uses interest rate derivatives to adjust interest rate exposures, when appropriate, based upon market conditions. During 2002 the Company used stand-alone interest rate caps to manage its floating rate risk.

      The Company measures effectiveness of its stand-alone caps by comparing the changes in fair value of its stand-alone caps to a hypothetical derivative that would be perfectly effective in offsetting changes in fair value of the hedged cash flows. The Company expects little to no ineffectiveness relative to its stand-alone caps and as such changes in the fair value of the stand-alone caps are recorded as a component of other comprehensive income.

      For the year ended December 31, 2002, the Company neither received proceeds from its stand-alone caps nor made payments under its floors, as these floors were terminated by the counterparty in the fourth quarter of 2001. For the year ended December 31, 2001, the Company reclassified net payments of approximately $1.1 million under its caps, and $13.8 million under its floors, to vehicle interest expense, a component of interest expense.

      As a result of the Debtors’ filing for chapter 11 in the fourth quarter of 2001, the counterparty to the interest rate floors terminated its agreement with the Company. As such, the interest rate floors ceased being an effective hedge. The Company is amortizing deferred losses related to the floors from other comprehensive income to current earnings over the life of the remaining debt outstanding. Amortization of deferred losses recognized in earnings approximated $35.4 million and $5.8 million for the years ended December 31, 2002 and 2001, respectively. The Company expects amortization of these deferred losses will approximate $24.4 million for the year ended December 31, 2003.

      Certain of the Company’s vehicle financing facilities are amortizing and as such the Company reclassified $3.5 million of deferred losses on interest rate caps related to these facilities from accumulated other comprehensive loss to current earnings for the year ended December 31, 2002.

18.	Effect of Adopting New Accounting Pronouncements

      On June 30, 2001 the FASB finalized and issued SFAS 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangible Assets”. The Company has adopted the provisions of SFAS 141, which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method, eliminating the pooling of interests method. Additionally, acquired intangible assets should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so.

      The provisions of SFAS 142 applied immediately to all acquisitions completed after June 30, 2001. Goodwill and intangible assets with indefinite lives existing at June 30, 2001 were amortized until December 31, 2001. Effective January 1, 2002 such amortization ceased, as companies were required to adopt the new rules on that date, resulting in an $8.4 million decrease in amortization for the year ended December 31, 2002 compared to the same period in 2001. Net loss for the year ended December 31, 2001, adjusted for the impact of amortization, would have been $598.3 million or $13.24 per share. Net income for the year ended December 31, 2000, adjusted for the impact of amortization, would have been $8.0 million or $0.18 per share. As of January 1, 2002, the Company had approximately $127.1 million of goodwill related to its operations in the United Kingdom. SFAS 142 requires the Company upon adoption and at least annually to reassess recoverability of goodwill and intangible assets. The Company, as required, completed the first step of the goodwill transition impairment test as of June 30, 2002, which requires determining the fair value of the reporting unit, as defined by SFAS 142, and comparing it to the carrying value of the net assets allocated to the reporting unit. Since the fair value of the reporting unit was less than the carrying value of the net assets, the Company performed step two of the SFAS 142 impairment test, which required the Company to allocate the fair value of the reporting unit to all underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets based on their fair values. Any impairment noted must be recorded at the date of adoption restating first quarter results. Impairment charges that result from the application of the above test are recorded as a cumulative effect of change in accounting principle in the first quarter of the year ending December 31, 2002. The Company recognized a goodwill impairment charge of approximately $106.2 million related to its operations in the United Kingdom upon adoption of SFAS 142.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      Effective January 1, 2002, the Company adopted the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of”, and Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effect of the Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”). SFAS 144 established a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS 144 retains the provisions of APB 30 for the presentation of discontinued operations in the income statement but broadens the presentation to include a component of an entity. The adoption of SFAS 144 impacts the Company’s financial statements for the discontinued operations of the Alamo Local Market Division. The Alamo Local Market Division has losses before income taxes of $92.1 million, $32.3 million and $1.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

19.	Recent Developments

      In the first quarter of 2003, the Company has entered into a secured loan agreement with a vehicle supplier in an amount not to exceed $62.5 million. In exchange for the lending commitment, the Company committed to purchase a stated number of model year 2004 vehicles from the lender. A portion of the loan will be repaid by forgoing vehicle incentive payments earned during the last half of 2003 and into 2004, should the debt remain outstanding. The Company currently expects to repay any amounts outstanding under the loan before December 31, 2003. However, any amounts outstanding under the agreement on December 31, 2003 will begin to accrue interest at a floating rate based on a spread over LIBOR. Notwithstanding the foregoing, amounts outstanding under the agreement are to be repaid at the earliest of: (i) June 30, 2004; (ii) closing of a sale of all or part of the Debtors’ estate; (iii) appointment of a Trustee; (iv) the effective date of a confirmed plan of reorganization; (v) conversion of the Bankruptcy Case to a Chapter 7 case; (vi) dismissal of the Bankruptcy Case; (vii) appointment of an examiner to manage the affairs of the Debtor; or (viii) an Event of Default, which, includes among other things a material adverse change in our business. The agreement includes negative covenants which prohibits our ability to, among other things and subject to exceptions, sell assets, pay dividends, make investments, incur new debt, incur liens, issue guarantees and enter into transactions with affidavits.

      The Company has reached an agreement with its former Parent and the Unsecured Creditors’ Committee that resolves potential claims relating to the Company’s bankruptcy, including potential claims arising out of the spin-off from AutoNation in 2000.

      The key terms of the settlement include the following: (i) the Company’s former Parent will continue to guarantee certain surety bonds issued by the Company until December 2006; our former Parent’s obligations under this guarantee are capped at $29.5 million; (ii) in addition, upon the Company’s successful exit from bankruptcy, our former Parent will guarantee an additional $10.5 million of our bonds until December 2006 and, upon a permanent reduction of the guarantees, our former Parent will pay one-half of the permanent reduction, or up to $20 million, to a trust established for the benefit of its unsecured creditors; (iii) the Company and the unsecured creditors will provide a full release of any potential claims against our former Parent arising from the spin-off and our former Parent will release most of the pre-petition claims that it has asserted in the bankruptcy.

20.	Subsequent Events

      Sale of Business

      On June 12, 2003 the Company entered into an agreement to sell substantially all of its assets to Cerberus Capital Management L.P. (Cerberus), a private investment group for $233.0 million cash and assumption of certain liabilities. Liabilities being assumed generally include all of the Company’s vehicle debt, debtor-in-possession financing provided by a vehicle manufacturer, and certain other liabilities. On June 26, 2003, the bankruptcy court approved formal bidding procedures required under Delaware bankruptcy law to provide other qualified buyers an opportunity to submit competing bids. No competing bids were received and on August 21, 2003, the bankruptcy court approved the sale to Cerberus. The sale transaction is currently expected to close October 2003. Following the closing, the Company will not have any remaining operating assets. The Company will then proceed to an orderly liquidation of any assets and liabilities which were not assumed.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      Impairment of Assets

      SFAS No. 144 requires long-lived assets to be reviewed for impairment whenever circumstances indicate that the carrying amount of a long-lived asset (group) might not be recoverable. Indicators of impairment include a current expectation that more-likely-than-not a long-lived asset (group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

      As a result of the sale agreement executed in the second quarter of 2003, the Company performed a recoverability test for certain long-lived assets. In performing the analysis, management compared the total sale consideration to the carrying value of the Company’s net assets to be sold and calculated an impairment loss of $279.3 million. The impairment charge was recorded in the second quarter of 2003. The total impairment loss was allocated to long lived assets, consisting of property and equipment and other assets based on the relative carrying values of those asset groups as of June 30, 2003. The impairment was allocated to long-lived assets as follows:

Property and equipment, net	$179.8
Other assets	99.5

Total impairment	$279.3

      Variable Interest Entities

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). FIN 46 introduces a new consolidation model – the variable interests model – which determines control (and consolidation) based on potential variability in gains and losses of the entity being evaluated for consolidation. FIN 46 requires the consolidation of entities in which the enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Conversely, entities would not be consolidated where the Company does not absorb a majority of expected losses and/or does not receive a majority of expected residual returns.

      FIN 46 is effective for all variable interest entities created after January 31, 2003 and for variable interest entities in which an enterprise obtains an interest after that date variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 is effective July 1, 2003 for public calendar year-end companies and December 31, 2004 for non-public calendar year-end companies.

      Management is in the process of evaluating the impact of FIN 46. Based on the analysis performed to date, management does not believe it holds any variable interests in unconsolidated entities, which it would be required to consolidated under the provisions of FIN 46. However, the Company does conduct certain activities through entities that may be variable interest entities (VIEs), which are currently consolidated. The most significant such activities relate to the ownership and financing of the Company’s U.S. rental fleet.

      The Company’s U.S. fleet is owned by consolidated leasing entities which finance vehicles with debt obtained by issuing asset-backed notes to investors through another consolidated finance entity. The leasing entities lease the vehicles to the Alamo and National operating companies. The operating companies, acting as agent for the leasing companies, also enter into agreements with vehicle manufacturers to acquire vehicles for each model year. Under these agreements, the manufacturers agree to repurchase the vehicles for an agreed price at the end of a specified holding period, which is generally six to nine months. The leasing companies’ assets consist primarily of vehicles, the majority of which are covered under manufacturer repurchase agreements. If it is determined that these entities are VIE’s it is possible that the Company may not be the primary beneficiary, as defined in FIN 46, of the leasing companies. Furthermore, in a scenario where the Company deconsolidates the leasing companies it is also possible that the Company would deconsolidate the financing company. The carrying value of assets owned by the leasing entities and consolidated by the Company is approximately $3.2 billion as of June 30, 2003 and $3.3 billion as of December 31, 2002, consisting primarily of restricted cash, receivables from vehicle manufacturers and vehicles. As such the Company’s maximum exposure to loss as a result of its involvement with this entity is $3.2 billion and $3.3 billion as of June 30, 2003 and December 31, 2002, respectively.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

      The Company also acts as general partner in a Canadian limited partnership which owns the Company’s Canadian rental fleet. This fleet is also substantially all covered by manufacturer repurchase agreements. The carrying value of assets owned by the limited partnership, consisting primarily of restricted cash, receivables from vehicle sales and vehicles, is approximately $298.1 million as of June 30, 2003 and $198.2 million as of December 31, 2002. As such the Company’s maximum exposure to loss as a result of its involvement with this entity is $298.1 million and $198.2 million as of June 30, 2003 and December 31, 2002, respectively.

      The Company has not completed its analysis to determine whether these entities are VIE’s and, if so, whether the Company is the primary beneficiary, and therefore should continue to consolidate, these variable interest entities.

      With regard to the key employee retention plan, the Company paid the Base Retention as of June 30, 2003 and does not expect to make any payments under provisions of Tier II or Tier III.

ANC RENTAL CORPORATION
(Debtor-In-Possession as of November 13, 2001)

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2003 and December 31, 2002
and for the three and six months ended June 30, 2003 and 2002

ANC RENTAL CORPORATION
(Debtor-In-Possession as of November 13, 2001)

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ANC RENTAL CORPORATION
(Debtor-In-Possession as of November 13, 2001)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions except share and per share amounts)

	June 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Cash and cash equivalents	$93.7	$166.2
Restricted cash and cash equivalents	547.3	813.6
Receivables, net	248.3	331.8
Prepaid expenses	64.2	49.6
Vehicles, net	3,256.4	2,954.4
Property and equipment, net	55.7	266.5
Goodwill, net	20.9	20.9
Other assets	31.4	102.6

Total assets	$4,317.9	$4,705.6

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts payable	$129.5	$111.1
Accrued liabilities	227.1	235.7
Insurance reserves	184.1	139.8
Vehicle debt	3,047.6	3,251.0
Other debt	330.0	250.7
Deferred income taxes	253.7	253.7
Other liabilities	321.9	221.7
Net liability from discontinued operations	20.3	11.9
Liabilities subject to compromise	470.8	515.6

Total liabilities	$4,985.0	$4,991.2

Commitments and contingencies
Shareholders’ deficit:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 250,000,000 shares authorized; 45,296,139 issued and outstanding at June 30, 2003 and December 31, 2002, respectively	0.5	0.5
Additional paid-in capital	907.6	907.6
Accumulated deficit	(1,543.8)	(1,133.8)
Accumulated other comprehensive loss	(31.4)	(59.9)

Total shareholders’ deficit	(667.1)	(285.6)

Total liabilities and shareholders’ deficit	$4,317.9	$4,705.6

The accompanying notes are an integral part of these statements.

ANC RENTAL CORPORATION
(Debtor-In-Possession as of November 13, 2001)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue	$586.1	$620.1	$1,116.1	$1,172.2
Expenses:
Direct operating costs	259.4	273.8	519.9	540.3
Vehicle depreciation, net	172.0	191.7	347.1	364.3
Selling, general, and administrative	110.3	131.7	231.4	264.4
Transition and reorganization expenses	19.4	63.2	34.0	109.9
Impairment of long-lived assets	279.3	—	279.3	—
Interest income	(0.7)	(1.1)	(1.5)	(2.5)
Interest expense	43.1	47.3	82.1	92.6
Other expense, net	14.6	13.5	22.3	25.7

Loss before income taxes	(311.3)	(100.0)	(398.5)	(222.5)
Provision for income taxes	—	—	—	—

Net loss from continuing operations	(311.3)	(100.0)	(398.5)	(222.5)
Net loss from discontinued operations, net of benefit from income taxes of $0 in 2003 and 2002, respectively	(5.9)	(17.3)	(11.5)	(34.2)

Net loss before cumulative effect of change in accounting principles	(317.2)	(117.3)	(410.0)	(256.7)
Cumulative effect of change in accounting principle, net of provision for income taxes of $0	—	—	—	(106.2)

Net loss	$(317.2)	$(117.3)	$(410.0)	$(362.9)

Basic and diluted loss per share from continuing operations	$(6.87)	$(2.21)	$(8.80)	$(4.91)
Basic and diluted loss per share from discontinued operations	(0.13)	(0.38)	(0.25)	(0.76)
Basic and diluted loss per share from cumulative effect of change in accounting principle	—	—	—	(2.34)

Basic and diluted loss per share	$(7.00)	$(2.59)	$(9.05)	$(8.01)

Shares used in computing per share amounts:
Basic and diluted	45.3	45.3	45.3	45.3

The accompanying notes are an integral part of these statements.

ANC RENTAL CORPORATION
(Debtor-In-Possession as of November 13, 2001)

CONDENSED CONSOLIDATED STATEMENT
OF SHAREHOLDERS’ DEFICIT
(In millions)

For the Six Months Ended June 30, 2003

					Accumulated
					Other
	Common Stock		Additional		Comprehensive
			Paid-In	Accumulated	Income	Shareholders'
	Shares	Amount	Capital	Deficit	(Loss)	Deficit

BALANCE AT DECEMBER 31, 2002	45.3	$0.5	$907.6	$(1,133.8)	$(59.9)	$(285.6)
Net loss (unaudited)				(410.0)		(410.0)
Other comprehensive income (unaudited):
Foreign currency translation adjustment	—	—	—	—	8.9	8.9
Changes in fair value of interest rate hedges and reclassification adjustments	—	—	—	—	19.6	19.6

BALANCE AT JUNE 30, 2003 (unaudited)	45.3	$0.5	$907.6	$(1,543.8)	$(31.4)	$(667.1)

The accompanying notes are an integral part of this statement.

ANC RENTAL CORPORATION
(Debtor-In-Possession as of November 13, 2001)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Six Months Ended
	June 30,

	2003	2002

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(410.0)	$(362.9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations	11.5	34.2
Purchases of vehicles	(3,411.3)	(3,420.3)
Sales of vehicles	2,795.2	2,946.3
Depreciation of vehicles, net	347.1	364.3
Provision for bad debt	0.8	8.2
Loss on sale of assets and asset impairments	273.8	11.4
Cumulative effect of change in accounting principle, net of income taxes	—	106.2
Fair value adjustment on interest rate hedges and recognition of deferred losses	22.5	21.7
Depreciation and amortization of property and equipment	46.4	108.3
Amortization of intangible assets and debt issue costs	6.8	16.3
Changes in assets and liabilities:
Receivables	82.7	28.0
Prepaid expenses and other assets	(49.2)	(30.3)
Accounts payable and accrued liabilities	20.3	171.4
Other liabilities	(11.1)	(1.0)

	(274.5)	1.8

CASH USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(17.1)	(8.6)
Proceeds from sale of property and equipment	12.1	4.4

	(5.0)	(4.2)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from vehicle financing	394.4	610.8
Payments on vehicle financing	(608.0)	(1,820.8)
Decrease in restricted cash	266.3	932.0
Proceeds from other debt	85.0	40.3
Payments of other debt	(5.8)	(15.5)
Subsidiary limited partner contributions	100.7	104.9
Debt issue costs	(3.9)	(12.2)
Other	(18.6)	7.5

	210.1	(153.0)

Cash used in continuing operations	(69.4)	(155.4)
Cash used in discontinued operations	(3.1)	(8.2)

DECREASE IN CASH AND CASH EQUIVALENTS	(72.5)	(163.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	166.2	310.8

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$93.7	$147.2

The accompanying notes are an integral part of these statements.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Interim Financial Statements

      The accompanying Unaudited Condensed Consolidated Financial Statements include the accounts of ANC Rental Corporation and its subsidiaries (the “Company” or “ANC”). All significant intercompany accounts and transactions have been eliminated. These financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business, and do not reflect adjustments that might result if the Debtors are unable to continue as a going concern. Certain information related to the Company’s organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of the management, the Unaudited Condensed Consolidated Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to fairly state the financial position, the results of operations and cash flows for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Income taxes during these interim periods have been provided based upon the Company’s anticipated annual effective income tax rate.

      Due to the seasonal nature of the Company’s business, operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the Company’s audited Consolidated Financial Statements and notes thereto appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2002.

      The Company rents vehicles on a daily, weekly or monthly basis at airport or near-airport locations through the brand names of “Alamo” and “National.” Alamo and National operate both domestically and internationally in the airport leisure and business rental market. Alamo primarily serves the value leisure market while National primarily serves the airport premium business and leisure travel market. Alamo and National operate through both company-owned and franchised locations in the United States and internationally. In the year ended December 31, 2002, Alamo had North American revenue of approximately $1.0 billion and National had North American revenue of approximately $1.1 billion. In 2002, international operations outside of North America had revenue of approximately $338 million, the majority of which was generated in the United Kingdom.

      These financial statements have also been prepared in accordance with the AICPA’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 requires segregating pre-petition liabilities that are subject to compromise and identifying all transactions and events that are directly associated with the reorganization of our business. A certain portion of the liabilities recorded at June 30, 2003 and December 31, 2002 are expected to be subject to compromise. Also in accordance with SOP 90-7, after the filing date, interest is no longer accrued on any unsecured and undersecured debt. For the three months ended June 30, 2003 and 2002 such amounts approximated $0.2 million and $0.2 million, respectively, and for the six months ended June 30, 2003 and 2002 such amounts approximated $0.4 million and $0.6 million, respectively. Separately, in the opinion of management, the Condensed Consolidated Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to fairly state the financial position, the results of operations and cash flows for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Income taxes during these interim periods have been provided, if applicable, based upon the Company’s anticipated annual effective income tax rate.

      During the fourth quarter of 2002, management approved and announced a plan to close and abandon the Alamo Local Market Division, the Company’s former insurance replacement and local market business. The Company substantially completed its plan of abandonment in the fourth quarter of 2002. The plan included provisions for employee terminations, closure of locations and disposals or transfers of fleet to other operations. Pursuant to the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the net assets and operating results of Alamo Local Market have been classified as a discontinued operation causing restatement of all prior periods presented.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

period. Actual results could differ from those estimates. Significant estimates include but are not limited to allowances for doubtful accounts, accumulated vehicle depreciation, insurance reserves, valuation allowances on deferred tax assets and management’s estimates of future cash flows used to assess recoverability of long-lived assets. The primary assumption used by management is that the Company will continue as a going concern. However, should the Company not obtain financing or cease to continue as a going concern the reported amounts of assets and liabilities will change materially.

      Prior to June 30, 2000 the Company was a wholly owned subsidiary of AutoNation, Inc. (“our former Parent” or “AutoNation”). In August 1999, AutoNation announced its intention to separate its automotive rental business from its automotive retail business and in September 1999, announced its intention to distribute its entire interest in the Company to AutoNation’s stockholders on a tax-free basis (the “Distribution”), subject to conditions and consents described in the Separation and Distribution Agreement. On May 31, 2000, the former Parent’s board of directors approved the spin-off and set a record date of June 16, 2000 and a distribution date of June 30, 2000. The Distribution occurred on June 30, 2000 at which point the Company became an independent, publicly owned company. The Company entered into agreements with AutoNation, which provided for the separation of the Company’s business from AutoNation and govern various interim and ongoing relationships between the companies. All historical share and per share data included in the Unaudited Condensed Consolidated Statements of Operations, have been retroactively adjusted for the recapitalization of the former Parent’s 100 shares of common stock into 45,142,728 shares of Common Stock on June 30, 2000.

      Basic loss per share is calculated based on the weighted average shares of common stock outstanding during the period. Due to the losses for all the periods presented, the stock options and common stock purchase warrants were not dilutive.

2. Chapter 11 Proceedings and Current Status

      Chapter 11 Proceedings

      On November 13, 2001, ANC Rental Corporation and certain of its direct and indirect U.S. subsidiaries (each, a “Debtor,” and collectively “Debtors”) filed voluntary petitions under chapter 11 of Title 11, United States Code, in the United States Bankruptcy Court for the district of Delaware (Case No. 01-11200 et al., Jointly Administered). The Debtors do not include international operations, an insurance captive or consolidated special purpose financing entities. The Debtors remain in possession of their assets and properties, and continue to operate their businesses and manage their properties as debtors-in-possession pursuant to the Bankruptcy Code. As a debtor-in-possession, management is authorized to operate the business, but may not engage in transactions outside the ordinary course of business without Court approval. For example, certain types of capital expenditures, certain sales of assets and certain requests for additional financings will require approval by the Bankruptcy Court. There is no assurance that the Bankruptcy Court will grant any requests for such approvals. Subsequent to the filing of the chapter 11 petitions, the Company obtained several court orders that authorized it to pay certain pre-petition liabilities and take certain actions to preserve the value of the business. The Condensed Consolidated Financial Statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. However, as a result of the chapter 11 filing, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be settled for amounts recorded.

      Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by the Debtors at the filing date, as well as most litigation pending against us, are stayed and other pre-petition contractual obligations may not be enforced against the Debtors. The Company has notified all known claimants and historical creditors that the Bankruptcy Court established a bar date of January 14, 2003. A bar date is the date by which a claimant, whose claim against the Debtors is either omitted from or listed different from the amount or status described in the schedules of liabilities filed by the Debtors with the Bankruptcy Court, must file a claim against the Debtors if the claimant wishes to participate in the chapter 11 case as provided for in any plan of reorganization or liquidation. We are currently in the process of researching and reconciling the claims that have been submitted. In addition, the Debtors have the continuing right, subject to Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these subsequent rejections may file claims with the Bankruptcy Court regardless of the bar date. Any damages resulting from rejection of executory contracts and unexpired leases are treated as unsecured pre-petition claims. The amounts of claims filed by creditors could be significantly different from their recorded amounts.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. As a result of the bankruptcy filings and related events, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. The ultimate recovery to shareholders, if any, will not be determined until the end of the case when the fair value of any remaining assets is compared to the liabilities and claims against the Debtors. There can be no assurance that any value will be ascribed to the Company’s common stock in the bankruptcy proceeding.

      The Company has incurred recurring operating losses and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon, among other things, (i) its ability to generate adequate sources of liquidity, (ii) its ability to generate sufficient cash from operations, (iii) the ability of its subsidiaries that are not included in the chapter 11 cases to obtain necessary financing, (iv) confirmation of a plan or plans of reorganization under the Bankruptcy Code, and (v) its ability to achieve profitability following such confirmation. Management’s current plans, as discussed further below, make it unlikely that the Company will emerge from Chapter 11 or that it will be able to continue as a going concern.

      Current Status

      On June 12, 2003 the Company entered into an agreement to sell substantially all of its assets to Cerberus Capital Management L.P. (Cerberus), a private investment group for $233.0 million cash and assumption of certain liabilities. Liabilities being assumed generally include all of the Company’s vehicle debt, debtor-in-possession financing provided by a vehicle manufacturer, and certain liabilities. On June 26, 2003, the bankruptcy court approved formal bidding procedures required under Delaware bankruptcy law to provide other qualified buyers an opportunity to submit competing bids. No competing bids were received and on August 21, 2003, the bankruptcy court approved the sale to Cerberus. The sale transaction is currently expected to close in October 2003. Following the closing, the Company will not have any remaining operating assets. The Company will then proceed to an orderly liquidation of any assets and liabilities which were not assumed.

3. Transition and Reorganization Expenses

      Transition and reorganization expenses for the three and six months ended June 30, 2003 and 2002 are as follows (unaudited):

	Three Months Ended			Three Months Ended
	June 30, 2003			June 30, 2002

	Cash	Non-Cash	Total	Cash	Non-Cash	Total

Airport location consolidation	$(0.6)	$0.3	$(0.3)	$1.1	$14.2	$15.3
Combining information technology systems	4.2	6.3	10.5	6.7	29.8	36.5
Exiting certain international locations	0.2	—	0.2	0.4	—	0.4
Professional fees and other	9.0	—	9.0	11.0	—	11.0

	$12.8	$6.6	$19.4	$19.2	$44.0	$63.2

	Six Months Ended				Six Months Ended
	June 30, 2003			June 30, 2002

	Cash	Non-Cash	Total	Cash	Non-Cash	Total

Airport location consolidation	$0.1	$(7.5)	$(7.4)	$1.3	$20.8	$22.1
Combining information technology systems	6.9	12.7	19.6	10.2	59.7	69.9
Exiting certain international locations	0.9	0.1	1.0	0.4	—	0.4
Professional fees and other	20.8	—	20.8	17.5	—	17.5

	$28.7	$5.3	$34.0	$29.4	$80.5	$109.9

      For the three months ended June 30, 2003 and 2002 the Company has remitted payments relative to its transition and reorganization expense of $13.7 million and $16.8 million respectively, and for the six months ended June 30, 2003 and 2002 the Company has remitted payments relative to its transition and reorganization expense of $25.2 million and $22.9 million respectively.

      Airport Location Consolidation

      As of the date of the bankruptcy filing Alamo and National operated under 140 separate stand-alone concession agreements at 70 airports, including most of the major airports in the United States. The Company consolidated many of these separately branded

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

locations into dual branded locations. The Company believes that by consolidating back-office operations it will be able to lower operating costs and improve vehicle utilization, lower personnel expense, and reduce rent expense. Due to material uncertainties and negotiations with third parties, it is not possible to predict the length of time it will take to complete each location consolidation or whether all of the contemplated location consolidations will occur as planned.

      The Company recorded a net gain of $0.3 million and expense of $15.3 million relative to its airport location consolidation project for the three months ended June 30, 2003 and 2002, respectively, and a net gain of $7.4 million and expense of $22.1 million for the six months ended June 30, 2003 and 2002 respectively. For the three month period ended June 30, 2003 the non-cash component was primarily comprised of a loss of approximately $0.3 million on licensee consolidation and for the three month period ended June 30, 2002 the non-cash component was primarily comprised of accelerated depreciation of approximately $9.3 million and impairment charges of approximately $4.9 million on assets at locations abandoned or to be abandoned. For the six month period ended June 30, 2003 the non-cash component was primarily comprised of reversals of deferred gains on prior sale leasebacks for property leases rejected in bankruptcy of approximately $7.9 million offset by licensee consolidation expense of $0.4 million. For the six month period ended June 30, 2002 the non-cash component was primarily comprised of excess depreciation of approximately $12.5 million and impairment charges of approximately $8.3 million on assets at locations abandoned or to be abandoned.

      Combining Information Technology Systems

      The Company currently operates two separate and distinct information technology systems, one for each of its Alamo and National brands. By the end of 2004, the Company plans to migrate to one information system and abandon the predecessor systems. The Company believes that by combining information technology onto one operating system, cost savings can be achieved. Additional benefits of migrating to one system are expected to include a reduction of support staff, elimination of duplicative system infrastructures, improved operational efficiency, lower cost of training, and standardization across the organization. The migration to one information technology system is not without significant risks, such as the ability to successfully migrate onto one system, additional delays in implementation, temporary loss of business functionality, questions regarding the scalability of existing infrastructure and the need for coordination with other third party vendors to accept system changes. The Company accelerated depreciation on the system it plans to abandon in order to fully depreciate the remaining carrying value over its estimated remaining useful life.

      The Company incurred $10.5 million and $36.5 million in expenses relative to the combining of information technology systems for the three months ended June 30, 2003 and 2002, respectively, and $19.6 million and $69.9 million for the six months ended June 30, 2003 and 2002 respectively. The cash component primarily related to external consulting while the non-cash component primarily related to accelerated depreciation.

      Professional Fees and Other

      The Company incurred professional fees of approximately $9.0 million and $11.2 million for services rendered on behalf of the Company and its creditors for the three months ended June 30, 2003 and 2002, respectively, and $20.8 million and $18.0 million for the six months ended June 30, 2003 and 2002 respectively. Pursuant to SOP 90-7, we have reclassified approximately $0.2 million and $0.5 million of excess interest income to transition and reorganization expense for the three and six months ended June 30, 2002. No amounts have been reclassified in 2003.

      Closure of Alamo Local Market Operations – Discontinued Operations

      During the fourth quarter of 2002, the Company approved and announced a plan to close and abandon its Alamo Local Market Division. The Company substantially completed its plan of abandonment in the fourth quarter of 2002. The plan included provisions for employee terminations, closure of locations and disposal or transfers of fleet to the Company’s other operations. Assets remaining as of June 30, 2003 primarily related to trade receivables while liabilities remaining relate to pre-petition trade payables and certain self-insurance reserves. Losses for the six months ended June 30, 2003 primarily relate to costs incurred relative to the disposition of vehicles as well as provisions for insurance reserves. A summary of operating results, total assets and total liabilities in the Company’s Alamo Local Market Division for the periods indicated are as follows:

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended
	June 30,

	2003	2002

Revenue	$—	$83.9
Net loss from discontinued operations net of benefit for income taxes of $0 in 2003 and 2002	11.5	34.2
Total assets as of June 30, 2003	3.5	N/A
Total liabilities as of June 30, 2003	23.8	N/A

4. Liabilities Subject To Compromise

      The classification of liabilities subject to compromise is based on currently available information and analysis. As additional information and analysis is completed or, as the Court rules on relevant matters, the classification of amounts in this category may change. Due to the nature of the bankruptcy proceedings the amount of any changes could be significant. Additionally, it is not possible to predict the amount, if any, at which each type of liability will be satisfied.

      The Company has pre-petition liabilities subject to compromise as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Accounts payable	$75.3	$81.5
Unsecured debt	60.0	60.0
Terminated interest rate hedges	82.3	82.3
Insurance reserves	173.2	210.5
Accrued liabilities	47.4	47.0
Other liabilities	32.6	34.3

	$470.8	$515.6

      Certain of the pre-petition insurance reserves may need to be addressed and resolved in the ordinary course of business as a result of needing to maintain mandatory insurance coverage or for other compelling business or legal reasons.

      5. Debtor And Non-Debtor Unaudited Condensed Consolidating Balance Sheets And Consolidating Statements Of Operations

      The following unaudited condensed consolidating statements of Debtors and non-debtors as of June 30, 2003 and for the six months then ended have been prepared assuming continuity of operations, realization of assets and payment of liabilities. The divisions and subsidiaries excluded from the bankruptcy proceedings (“Non-debtors”) relate to international subsidiaries, an insurance captive and special purpose financing entities.

	Debtors	Non-Debtors	Eliminations	Total

Assets
Cash and cash equivalents	$65.9	$27.8	$—	$93.7
Restricted cash and cash equivalents	0.5	546.8	—	547.3
Receivables, net	100.3	146.5	1.5	248.3
Prepaid expenses	51.9	12.3	—	64.2
Vehicles, net	(57.3)	3,313.7	—	3,256.4
Property and equipment, net	196.7	38.8	(179.8)	55.7
Goodwill, net	—	20.9	—	20.9
Other assets	682.4	63.8	(714.8)	31.4

Total assets	$1,040.4	$4,170.6	$(893.1)	$4,317.9

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Debtors	Non-Debtors	Elimination	Total

Liabilities & Shareholders’ Equity (Deficit)
Accounts payable	$46.1	$83.4	$—	$129.5
Accrued liabilities	175.6	53.4	(1.9)	227.1
Insurance reserves	85.2	86.6	12.3	184.1
Vehicle debt	—	3,047.6	—	3,047.6
Other debt	327.9	2.1	—	330.0
Deferred income taxes	253.7	(1.7)	1.7	253.7
Other liabilities	60.7	261.4	(0.2)	321.9
Due (from) to affiliates	(5.6)	5.6	—	—
Net liability in discontinued operations	20.3	—	—	20.3
Liabilities subject to compromise	470.8	—	—	470.8

Total liabilities	1,434.7	3,538.4	11.9	4,985.0
Shareholder’s equity (deficit)	(394.3)	632.2	(905.0)	(667.1)

Total liabilities and shareholders’ equity (deficit)	$1,040.4	$4,170.6	$(893.1)	$4,317.9

	Debtors	Non-Debtors	Eliminations	Total

Statement of Operations
Revenue	$902.7	$731.0	$(517.6)	$1,116.1
Expenses:
Direct operating costs	427.5	118.5	(26.1)	519.9
Vehicle depreciation, net	360.6	479.7	(493.2)	347.1
Selling, general, and administrative	187.5	43.9	—	231.4
Transition and reorganization expenses	32.9	1.1	—	34.0
Impairment of long-lived assets	258.4	20.9	—	279.3
Interest income	(0.6)	(0.9)	—	(1.5)
Interest expense	11.2	70.8	0.1	82.1
Other expense, net	21.5	0.8	—	22.3
Equity loss in investee	9.3	—	(9.3)	—

Loss before income taxes	(405.6)	(3.8)	10.9	(398.5)
Provision for income taxes	—	5.5	(5.5)	—

Loss from continuing operations	(405.6)	(9.3)	16.4	(398.5)
Net loss from discontinued operations, net of benefit from income taxes of $0 in 2003	(11.5)	—	—	(11.5)

Net loss	$(417.1)	$(9.3)	$16.4	$(410.0)

6. Supplemental Balance Sheet Components

Restricted Cash and Cash Equivalents

      Restricted cash and cash equivalents consists of amounts held in trust for payment and security under the Company’s vehicle debt programs as well as amounts on deposit for certain insurance claims.

	June 30,	December 31,
	2003	2002

	(Unaudited)
Restricted cash for vehicle debt	$478.2	$750.7
Restricted cash for insurance claims	69.1	62.9

	$547.3	$813.6

      Regarding the Company’s international operations, in April 2002, the Company’s United Kingdom subsidiary entered into a fleet finance and working capital facility with third party lenders which allows the operation, for limited periods of time, to use certain vehicle proceeds, usually classified as restricted cash, to support general working capital needs thereby reducing the daily draw of its £20.0 million or approximately $33.0 million working capital facility.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Receivables

      The components of receivables, net of allowance for doubtful accounts, are as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Trade receivables	$130.7	$119.8
Vehicle manufacturer receivables	73.8	181.1
Other	64.1	60.3

	268.6	361.2
Less: allowance for doubtful accounts	(20.3)	(29.4)

	$248.3	$331.8

Vehicles

      A summary of vehicles is as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Vehicles	$3,586.6	$3,317.2
Less: accumulated depreciation	(330.2)	(362.8)

	$3,256.4	$2,954.4

      Vehicles subject to a capital leases approximated $313.7 million and $302.3 million as of June 30, 2003 and December 31, 2002, respectively. The Company depreciates vehicles subject to a capital lease, over their expected useful life of approximately six months, as a component of vehicle depreciation expense. The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to thirteen months. Many agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions.

Property and Equipment

      A summary of property and equipment is as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Land	$11.7	$45.9
Furniture, fixtures and equipment	344.5	398.7
Buildings and improvements	175.6	266.8

	531.8	711.4
Less: accumulated depreciation and amortization	(476.1)	(444.9)

	$55.7	$266.5

Other Assets

      The components of other assets are as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Deposits	$27.3	$80.8
Debt issue cost, net	2.6	13.8
Interest rate hedges, at fair value	0.9	4.2
Other	0.6	3.8

	$31.4	$102.6

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Assets

      Statement of Financial Accounting Standards (SFAS) 144 “Accounting for Impairment on Disposal of Long-Lived Assets” requires long-lived assets to be reviewed for impairment whenever circumstances indicate that the carrying amount of a long-lived asset (group) might not be recoverable. Indicators of impairment include a current expectation that more-likely-than-not a long-lived asset (group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. As a result of the sale agreement executed in the second quarter (see Note 2), the Company performed a recoverability test for certain long-lived assets. In performing the analysis, management compared the total sale consideration to the carrying value of the Company’s net assets to be sold and calculated an impairment loss of $279.3 million. The impairment charge was recorded in the second quarter of 2003. The total impairment loss was allocated to long lived assets, consisting of property and equipment and other assets based on the relative carrying values of those asset groups as of June 30, 2003. The impairment was allocated to long-lived assets as follows:

Property and equipment net	$179.8
Other assets	99.5

Total impairment	$279.3

Accounts Payable

      The components of accounts payable are as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Trade payables	$146.3	$148.4
Vehicle payables	58.5	44.2
Less, amounts currently subject to compromise	(75.3)	(81.5)

	$129.5	$111.1

      Vehicle payables represent amounts to be financed after period end for vehicles acquired under the Company’s vehicle financing programs.

Insurance Reserves

      The components of insurance reserves are as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Auto and general liability	$334.0	$324.8
Other	23.3	25.5
Less, amounts currently subject to compromise	(173.2)	(210.5)

	$184.1	$139.8

      Certain of the pre-petition insurance reserves may need to be addressed and resolved in the ordinary course of business as a result of needing to maintain mandatory insurance coverage or for other compelling business or legal reasons.

Other Liabilities

      Components of other liabilities are as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Minority interest	$259.4	$158.7
Interest rate hedges, fair value at termination date	82.3	82.3
Deferred gains on property sales	19.3	27.8
Other	75.8	69.5
Less, amounts currently subject to compromise	(114.9)	(116.6)

	$321.9	$221.7

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Minority interest represents the limited partnership interest in a subsidiary of the Company. Minority interest in the subsidiary’s income is included in interest expense and was $2.4 million and $1.8 million for the three months ended June 30, 2003 and 2002, respectively, and $4.4 million and $2.9 million for the six months ended June 30, 2003 and 2002 respectively.

7. Vehicle Debt

      Vehicle debt is as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Amounts under various asset-backed medium-term note programs secured by eligible vehicle collateral:
Fixed rate component; weighted average interest rate of 6.02% at June 30, 2003 and 6.02% at December 31, 2002; maturities through 2004	$500.0	$500.0
Floating rate component based on a spread over LIBOR; weighted average interest rate of 1.79% and 2.06% at June 30, 2003 and December 31, 2002, respectively; maturities through 2005	2,174.9	2,399.8
Vehicles subject to a capital lease	313.7	302.3
Other committed and uncommitted secured vehicle financings primarily with financing institutions in the United Kingdom; LIBOR based interest rates; weighted average interest rates of 4.88% and 5.25% at June 30, 2003 and December 31, 2002, respectively; maturities through 2003	59.0	48.9

	$3,047.6	$3,251.0

      At June 30, 2003 (unaudited), aggregate expected maturities of vehicle debt were as follows:

2003	$730.8
2004	1,909.9
2005	406.9

$3,047.6

      The Company finances its domestic vehicle purchases through wholly-owned, consolidated financing subsidiaries. These financing subsidiaries obtain funds by issuing asset-backed medium-term notes or commercial paper into the capital markets. The financing subsidiaries in turn lease vehicles to the domestic operating subsidiaries. The Company’s international operations in Europe and Canada provide their own financing for vehicle purchases through various asset-backed financings, leases and secured loans on a country by country basis.

      The Company’s operations in the United Kingdom acquires vehicles from manufacturers under repurchase programs (with guaranteed residual values). The cars are then sold under sale-leaseback arrangements to various third party financing institutions. The vehicles are held for an average of six months; the vehicle obligation accrues interest at a rate based upon a spread over LIBOR. The minimum amount due under the capital lease obligations is $313.7 million as of June 30, 2003.

      The Debtor’s filing for bankruptcy represented an Event of Default under each of the domestic financing facilities and certain of the Company’s international facilities for which the parent company is guarantor. However, in the United States the financing subsidiaries are not Debtors and have continued making scheduled interest and principal payments to the third party note holders.

      In February 2002, the Bankruptcy Court approved, on a final basis, a fleet financing agreement whereby MBIA allowed for the release of certain restricted funds supporting the MBIA insured outstanding series of medium-term notes for the purchase of new vehicles. The agreement made available up to $1.0 billion of previously frozen funds for the acquisition of new fleet. On May 10, 2002, the Bankruptcy Court approved, on a final basis, an agreement with MBIA to allow the Company to continue to use $2.3 billion of its fleet financing facilities on a revolving basis. As such, the Company is allowed to use proceeds received from the disposition of vehicles financed by these facilities to purchase new vehicles. Through a series of court orders, the agreement is currently scheduled to expire in September 2003.

      In the second quarter of 2003, the Company issued a $225.0 million variable funding asset-backed note to finance its seasonal fleet needs. The note bears interest at a variable rate based upon a spread over LIBOR. The note is expected to expire December of 2003.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8. Other Debt

      Other debt is as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Secured revolving credit facility weighted average interest rate of 5.50% at June 30, 2003 and December 31, 2002, matured June 2003	$46.4	$29.1
Supplemental secured term loan at 13.0% and 12.25% at June 30, 2003 and December 31, 2002, respectively, matured May 31, 2003	40.0	40.0
Secured claim $180.0 million at 10.0% from February 2003 and an unsecured claim of $25.0 million	205.0	205.0
Debtor-in-possession financing	61.5	—
Unsecured notes payable to vehicle manufacturer; weighted average interest rates of 2.63% and 2.63% at June 30, 2003 and December 31, 2002, respectively, matured June 2002	35.0	35.0
Other uncommitted credit facilities and other notes relating to the Company’s international subsidiaries; interest ranging from 5.25% to 8.75%; maturing through 2003	2.1	1.6

	390.0	310.7
Less, amounts considered to be subject to compromise	(60.0)	(60.0)

	$330.0	$250.7

      As of June 30, 2003 debt classified as other debt is considered to be current. The Debtors’ filing for chapter 11 represented an Event of Default under each of these financing facilities. Under bankruptcy law, the Debtors are not permitted to make scheduled principal and interest payments with respect to their pre-petition debt unless specifically ordered by the Court. As a result of the Company’s filing for chapter 11, it has not made principle payments currently due relative to its debt classified as Other Debt.

      In June 2000, the Company entered into a three-year secured revolving credit facility with a borrowing base capacity of up to $175.0 million at a floating rate, currently based upon a spread of 2.75% above LIBOR. In the third quarter of 2001, the Company reduced its capacity under this facility to $70.0 million of which $63.9 million supported outstanding letters of credit. As of June 30, 2003, $9.2 million of letters of credit were secured by the facility and $46.4 million of letters of credit and fees were drawn on the facility. As a result of the chapter 11 filing, the Company itself is precluded from drawing on this facility. The Company expects that during 2003 substantially all holders of outstanding letters of credit will draw against the facility.

      The Company also entered into a supplemental secured revolving credit facility with availability of the lesser of (1) $40.0 million and (2) an amount equal to $175.0 million less the borrowing base of the resized $175.0 million secured revolving credit facility. On its one year maturity date, the $40.0 million supplemental secured revolving credit facility was converted into a term loan which matured on May 31, 2003. As previously discussed, the Debtors are not permitted to make principle payments. Interest on the supplemental secured term loan is payable at a floating rate, initially based upon a spread of 4.5% above LIBOR and increasing by 50 basis points on the first day of each January, April, July and October.

      On June 30, 2000 the Company entered into an agreement with a lender for interim financing of $225.0 million in connection with its separation from its former Parent. The initial term of the interim financing was 12 months. The Company extended $200.0 million of the interim financing into a six-year term loan. In accordance with the terms of the agreement, upon conversion to the term loan the Company issued immediately exercisable warrants representing approximately 3.7 million shares and paid a fee of $6.0 million to the lender. The term loan bears interest at an increasing rate starting at 14.5% as of October 1, 2001 and increases by 50 basis points each 90 day period up to a maximum of 18.0%. The term loan may, at the option of the lender, be exchanged into a fixed-rate note with a similar maturity. The warrants have a term of 10 years and an exercise price of $0.01 per share. The fair value of the warrants on June 30, 2001, the date of issue, was $11.0 million. The warrants were treated as a note discount, and are being amortized as a component of interest expense, over the term of the refinancing. Under the original terms, upon request of the holder of the notes and warrants the Company would be required to file registration statements with the Securities and Exchange Commission which register the fixed-rate notes referred to above and the shares of common stock issuable upon the exercise of the warrants. To the extent the Company

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

does not file these registration statements or they were not declared effective within certain time constraints the Company would be required to pay penalties.

      In the first and second quarters of 2001, the Company consummated a series of sale and leaseback transactions. As a result, the Company was obligated to use the proceeds to pay-down the interim financing. However, as part of an amendment to the interim note facility the lender agreed that such proceeds could be used for general corporate purposes until September 30, 2001 at which time the Company would be required to pay-down the interim financing by approximately $70.0 million.

      As of September 30, 2001, the Company further amended its financing facilities, deferring the $70.0 million principal payment until November 30, 2001, and suspending certain financial covenants through November 15, 2001. Concurrent with the amendments the Company issued additional immediately exercisable warrants representing approximately 1.4 million shares of common stock. These warrants have a term of ten years from their issue date and an exercise price of $0.01 per share. The fair value of the additional warrants on September 30, 2001, the date of issue, was $0.7 million. The fair value of the warrants were recorded as a note discount and is being amortized as a component of interest expense over the term of the note using the effective interest method.

      In the first quarter of 2003, the Bankruptcy Court approved an order regarding the settlement of claims concerning the holder of the Company’s $200.0 million interim financing fixed-rate note. At the time of the settlement the total debt balance including accrued interest was $254.0. The order provides for an allowed secured claim of $180.0 million and an allowed unsecured claim of $25.0 million. The secured claim accrues interest at 10% beginning in February 2003, of which half is being paid currently with the remaining half to be paid upon emergence. The effect of this settlement was reflected in the consolidated financial statements for the year ended December 31, 2002. As of December 31, 2002, the Company reversed to transition and reorganization expense accrued interest in excess of debt issue cost and note discounts netting approximately $36.0 million.

      Also, in the first quarter of 2003, the Company has entered into a secured loan agreement with a vehicle manufacturer in an amount not to exceed $62.5 million. In exchange for the lending commitment, the Company committed to purchase a stated number of model year 2004 vehicles from the manufacturer. A portion of the loan is expected to be repaid by forgoing vehicle incentive payments earned during the last half of 2003 and into 2004, should the debt remain outstanding. The Company currently expects to repay any amounts outstanding under the loan before December 31, 2003. However, any amounts outstanding under the agreement on December 31, 2003 will begin to accrue interest at a floating rate based on a spread over LIBOR. Notwithstanding the foregoing, amounts outstanding under the agreement are to be repaid at the earliest of: (i) June 30, 2004; (ii) closing of a sale of all or part of the Debtors’ estate; (iii) appointment of a Trustee; (iv) the effective date of a confirmed plan of reorganization; (v) conversion of the Bankruptcy Case to a chapter 7 case; (vi) dismissal of the Bankruptcy Case; (vii) appointment of an examiner to manage the affairs of the Debtor; or (viii) an Event of Default which, includes among other things a material adverse change in the Company’s business. The agreement includes negative covenants which prohibits our ability to, among other things and subject to exceptions, sell assets, pay dividends, make investments, incur new debt, incur liens, issue guarantees and enter into transactions with affidavits.

      The Company’s governing documents for its credit facilities and interim financing, entered into during 2000 and subsequently amended, require the Company to maintain certain financial ratios including, but not limited to, financial performance measures and limits on additional indebtedness. In addition these documents restrict the Company’s ability to: sell assets; grant or incur liens on our assets; repay certain indebtedness; pay dividends, make certain investments or acquisitions; issue certain guarantees; enter certain sale and leaseback transactions; repurchase or redeem capital stock; engage in mergers or consolidation; and engage in certain transactions with our affiliates.

9. Commitments and Contingencies

      Legal Proceedings

      The Company is a party to various legal proceedings, which have arisen, in the ordinary course of business. While the results of these matters cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company’s consolidated results of operations, cash flows or financial

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

      Other Matters

      In the normal course of business, the Company is required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of the Company’s performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies and insurance companies by making cash deposits, obtaining surety bonds or by obtaining bank letters of credit. As of June 30, 2003, the Company had outstanding surety bonds of approximately $124.8 million, the majority of which expire during 2003.

      In March 2002, the Bankruptcy Court approved, on a final basis, a key employee retention plan. The purpose of the plan is to retain certain key employees critical to the near-term success of our restructuring by providing financial incentives and security against unanticipated termination of employment and to incentivize them to maximize stakeholder value. There are three levels of participation in the plan (Tier I, Tier II, and Tier III).

      The Basic Retention (Tier I) is available to all participants in the plan and approximated fifty percent of the participants’ base salary or approximately $7.0 million. The Company paid the Base Retention on June 30, 2003. The Holdback Retention is for Tier II and Tier III participants payable upon a “Triggering Event.” A “Triggering Event” occurs when a plan of reorganization of the Company under chapter 11 is approved and subsequently confirmed by the Bankruptcy Court without material modifications, or the date upon which a motion seeking approval of the sale of all or substantially all of the operating assets of the Company is approved so long as the sale is subsequently consummated without material modifications. The Holdback Retention will be paid based upon a sliding scale affected by the passage of time and value realized in the “Triggering Event.” The Company does not expect to make any payments under provisions of Tier II or Tier III.

      As discussed in Note 2, the Company currently expects to complete a sale of substantially all assets and liabilities in October 2003. If the sale is completed, certain parties engaged in the reorganization or financing of the Company may earn contingent incentives, success or emergence fees. The success fees are to be paid based upon a sliding scale affected by the passage of time and the value realized upon reorganization or sale of the Company. The Company expects these success or emergence fees would not exceed $21.0 million, of which an emergence fee of $12.5 million is payable to the Company’s primary vehicle debt surety provider.

10. Derivatives

      In June 1998 the Financial Accounting Standards Board FASB issued SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”. SFAS 133, as amended, became effective for the Company on January 1, 2001. The Company’s derivative instruments qualify for hedge accounting treatment under SFAS 133.

      The major market risk hedged by the Company is the changes in LIBOR-based interest rates which apply to the majority of its vehicle debt. The Company uses interest rate derivatives to limit interest rate exposures, when appropriate, based upon market conditions or as required by the terms of its vehicle financing. During 2003 and 2002 the Company used stand-alone interest rate caps to manage its floating rate risk.

      The Company measures effectiveness of its stand-alone caps by comparing the changes in fair value of its stand-alone caps to a hypothetical derivative that would be perfectly effective in offsetting changes in fair value of the hedged cash flows. The Company expects little to no ineffectiveness relative to its stand-alone caps and as such changes in the fair value of the stand-alone caps are recorded as a component of other comprehensive income.

      For the three and six months ended June 30, 2003 and 2002, the Company neither received proceeds from its stand-alone caps nor made payments under its floors, as these floors were terminated by the counterparty in the fourth quarter of 2001.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As a result of the Debtors’ filing for chapter 11 in the fourth quarter of 2001, the counterparty to the interest rate floors terminated its agreement with the Company. As such, the interest rate floors ceased being an effective hedge. The Company is amortizing deferred losses related to the floors from other comprehensive income to current earnings over the life of the remaining debt outstanding. Amortization of deferred losses recognized in earnings approximated $6.5 million and $9.3 million for the three months ended June 30, 2003 and 2002, respectively and $13.5 million and $18.6 million for the six months ended June 30 2003 and 2002, respectively. The Company expects amortization of these deferred losses will approximate $24.4 million for the year ended December 31, 2003. Certain of the Company’s vehicle financing facilities are amortizing, and as such the Company reclassified approximately $8.8 million of deferred losses on an interest rate floor to current earnings in the three month period ended June 30, 2003.

11. Stock Options

      On June 28, 2000 the Company’s Board of Directors and AutoNation as sole shareholder approved the ANC Rental Corporation Stock Option Plan. The total amount of shares issuable under the Plan is 9,000,000. On June 30, 2000, the Company’s Board of Directors approved the grant, to key employees and directors of the Company, of options to purchase 6,695,000 shares of Common Stock, at a price equal to the average of the daily high and low market price of the Common Stock on July 3, 2000, the date of grant. The options granted have a term of ten years from the date of grant, and vest in equal 25% increments over three and one-half years commencing on January 1, 2001 and annually thereafter. As part of the initial grant each outside director received a grant of options to purchase 100,000 shares of Common Stock, which vested immediately. The Company’s Chairman received a grant of options to purchase 750,000 shares of Common Stock, which vested immediately.

      In May of 2001, the Company’s Board of Directors and its shareholders approved a plan that granted options to purchase 750,000 shares of Common Stock to the Company’s Chairman and then Chief Executive Officer and granted each outside director options, which vested immediately, to purchase 50,000 shares of Common Stock. One third of the Chairman’s options vested immediately and one third will vest on each of the first two anniversaries of the grant date, subject to continued employment.

      A summary of issued stock option transactions is as follows for the periods ended:

	For the Six Months Ended		For the Year Ended
	June 30, 2003 (Unaudited)		December 31, 2002

		Weighted-Average		Weighted-Average
	Shares	Exercise Price	Shares	Exercise Price

Options and warrants outstanding at beginning of period	4.9	$4.77	6.4	$4.86
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Cancelled	(0.2)	$5.17	(1.5)	$5.19

Options outstanding at end of period	4.7	$4.75	4.9	$4.77

Options exercisable at end of period	3.7	$4.79	3.5	$4.70
Options available for future grants	0.9	—	0.9	—

      A summary of outstanding and exercisable options by price range as of June 30, 2003 (unaudited):

		Weighted
		Average
	Number	Remaining	Weighted	Number	Weighted
	Outstanding	Contractual	Average	Exercisable	Average
	as of	Life	Exercise	as of	Exercise
Range of Exercise Prices	June 30, 2003	(in years)	Price	June 30, 2003	Price

$2.53 — $4.90	1.4	7.90	$3.68	0.9	$3.54
$5.19 — $6.94	3.3	7.02	$5.21	2.8	$5.20

$2.53 — $6.94	4.7	7.28	$4.75	3.7	$4.79

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. Comprehensive Loss

      Comprehensive loss includes effects of foreign currency translation and changes in fair value of certain derivative financial instruments, which qualify for hedge accounting. Comprehensive loss for the periods indicated are as follows (unaudited):

	Three Months Ended		Six Months Ended

	June 30,		June 30,

	2003	2002	2003	2002

Net loss	$(317.2)	$(117.3)	$(410.0)	$(362.9)
Other comprehensive income (loss), net of tax of $0:
Foreign currency translation adjustment	5.8	10.3	8.9	8.9
Unrealized gains/(losses) and reclassification adjustments on interest rate hedges	13.5	2.8	19.6	7.9

Comprehensive loss	$(297.9)	$(104.2)	$(381.5)	$(346.1)

      The components of accumulated other comprehensive loss are as follows:

	June 30,	December 31,
	2003	2002

	(Unaudited)
Foreign currency translation adjustments	$2.8	$(6.1)
Deferred losses on interest rate hedges	(34.2)	(53.8)

	$(31.4)	$(59.9)

13. New Accounting Pronouncements

      On June 30, 2001 the FASB finalized and issued SFAS 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangible Assets”. The Company has adopted the provisions of SFAS 141, which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method, eliminating the pooling of interests method. Additionally, acquired intangible assets should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so. The Company did not make any acquisitions in 2002 or 2003.

      The provisions of SFAS 142 applied immediately to all acquisitions completed after June 30, 2001. Goodwill and intangible assets with indefinite lives existing at June 30, 2001 were amortized until December 31, 2001. Effective January 1, 2002 such amortization ceased, as companies were required to adopt the new rules on that date. As of January 1, 2002, the Company had approximately $127.1 million of goodwill related to its operations in the United Kingdom. SFAS 142 requires the Company upon adoption and at least annually to reassess recoverability of goodwill and intangible assets. The Company, as required, completed the first step of the goodwill transition impairment test as of June 30, 2002, which requires determining the fair value of the reporting unit, as defined by SFAS 142, and comparing it to the carrying value of the net assets allocated to the reporting unit. Since the fair value of the reporting unit was less than the carrying value of the net assets, the Company performed step two of the SFAS 142 impairment test, which required the Company to allocate the fair value of the reporting unit to all underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets based on their fair values. Any impairment noted must be recorded at the date of adoption restating first quarter results. Impairment charges that result from the application of the above test are recorded as a cumulative effect of change in accounting principle in the first quarter of the year ending December 31, 2002. The Company recognized a goodwill impairment charge of approximately $106.2 million related to its operations in the United Kingdom upon adoption of SFAS 142.

      Effective January 1, 2002, the Company adopted the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of”, and Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effect of the Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”). SFAS 144 established a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS 144 retains the provisions of APB 30 for the presentation of discontinued operations in the income statement

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

but broadens the presentation to include a component of an entity. The statement did impact the Company’s financial statements for the discontinued operations of the Alamo Local Market Division in the fourth quarter of 2002. Additionally, the execution of an agreement in June 2003 to sell substantially all of the Company’s assets resulted in an impairment of approximately $279.3 million.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). FIN 46 introduces a new consolidation model – the variable interests model – which determines control (and consolidation) based on potential variability in gains and losses of the entity being evaluated for consolidation. FIN 46 requires the consolidation of entities in which the enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Conversely, entities would not be consolidated where the Company does not absorb a majority of expected losses and/or does not receive a majority of expected residual returns.

      FIN 46 is effective for all variable interest entities created after January 31, 2003, for variable interest entities in which an enterprise obtains an interest after that date, and for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 is effective July 1, 2003 for public calendar year-end companies and December 31, 2004 for non-public calendar year-end companies.

      Management is in the process of evaluating the impact of FIN 46. Based on the analysis performed to date, management does not believe it holds any variable interests in unconsolidated entities, which it would be required to consolidate under the provisions of FIN 46. However, the Company does conduct certain activities through entities that may be variable interest entities (VIEs), which are currently consolidated. The most significant such activities relate to the ownership and financing of the Company’s U.S. rental fleet.

      The Company’s U.S. fleet is owned by consolidated leasing entities which finance vehicles with debt obtained by issuing asset-backed notes to investors through another consolidated finance entity. The leasing entities lease the vehicles to the Alamo and National operating companies. The operating companies, acting as agent for the leasing companies, also enter into agreements with vehicle manufacturers to acquire vehicles for each model year. Under these agreements, the manufacturers agree to repurchase the vehicles for an agreed price at the end of a specified holding period, which is generally six to nine months. The leasing companies’ assets consist primarily of vehicles, the majority of which are covered under manufacturer repurchase agreements. If it is determined that these entities are VIE’s it is possible that the Company may not be the primary beneficiary, as defined in FIN 46, of the leasing companies. Furthermore, in a scenario where the Company deconsolidates the leasing companies it is also possible that the Company would deconsolidate the financing company. The carrying value of assets owned by the leasing entities and consolidated by the Company is approximately $3.2 billion as of June 30, 2003, consisting primarily of restricted cash, receivables from vehicle manufacturers and vehicles. As such the Company’s maximum exposure to loss as a result of its involvement with this entity is $3.2 billion and $3.3 billion as of June 30, 2003 and December 31, 2002, respectively.

      The Company also acts as general partner in a Canadian limited partnership which owns the Company’s Canadian rental fleet. This fleet is also substantially all covered by manufacturer repurchase agreements. The carrying value of assets owned by the limited partnership, consisting primarily of restricted cash, receivables from vehicle sales and vehicles, is approximately $298.1 million as of June 30, 2003. As such the Company’s maximum exposure to loss as a result of its involvement with this entity is $298.1 million and $198.2 million as of June 30, 2003 and December 31, 2002, respectively.

      The Company has not completed its analysis to determine whether these entities are VIE’s and, if so, whether the Company is the primary beneficiary, and therefore, should continue to consolidate these entities.

      In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 amends certain other existing pronouncements. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and should be applied prospectively. The adoption of SFAS 149 is not expected to have an impact the Company’s consolidated financial position, results of operations or cash flows.

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”), effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of SFAS 150 will not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

14. Consolidating Segment Information

      The following supplemental information presents unaudited consolidating results of operations and cash flows for the six months ended June 30, 2003 and 2002 and unaudited consolidating financial condition as of June 30, 2003 for the Company’s North American and International Operations.

UNAUDITED CONSOLIDATING BALANCE SHEET
As of June 30, 2003
(In Millions)

	NA Holdings	International	Eliminations	Total

ASSETS
Cash and cash equivalents	$73.2	$20.5	$—	$93.7
Restricted cash and cash equivalents	546.3	1.0	—	547.3
Receivables, net	160.2	88.1	—	248.3
Prepaid expenses	56.0	8.2	—	64.2
Vehicles, net	2,902.4	354.0	—	3,256.4
Property and equipment, net	44.8	10.9	—	55.7
Goodwill, net	—	20.9	—	20.9
Other assets	30.3	1.1	—	31.4
Investment in subsidiary	152.4	—	(152.4)	—

Total assets	$3,965.6	$504.7	$(152.4)	$4,317.9

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$98.9	$30.6	$—	$129.5
Accrued liabilities	180.6	46.5	—	227.1
Insurance reserves	184.1	—	—	184.1
Vehicle debt	2,674.8	372.8	—	3,047.6
Other debt	327.9	2.1	—	330.0
Deferred income taxes	253.7	—	—	253.7
Other liabilities	320.8	1.1	—	321.9
Due to (from) affiliates	100.8	(100.8)	—	—
Net liability from discontinued operations	20.3	—	—	20.3
Liabilities subject to compromise	470.8	—	—	470.8

Total liabilities	4,632.7	352.3	—	4,985.0

Total shareholders’ equity (deficit)	(667.1)	152.4	(152.4)	(667.1)

Total liabilities and shareholders’ equity (deficit)	$3,965.6	$504.7	$(152.4)	$4,317.9

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Six Months Ended June 30, 2003
(In Millions)

	NA Holdings	International	Eliminations	Total

REVENUE	$945.0	$171.1	$—	$1,116.1
EXPENSES:
DIRECT OPERATING COSTS	435.8	84.1	—	519.9
VEHICLE DEPRECIATION, NET	317.0	30.1	—	347.1
SELLING, GENERAL, AND ADMINISTRATIVE	192.0	39.4	—	231.4
TRANSITION AND REORGANIZATION EXPENSES	33.0	1.0	—	34.0
IMPAIRMENT OF LONG-LIVED ASSETS	258.4	20.9	—	279.3
INTEREST INCOME	(1.5)	—	—	(1.5)
INTEREST EXPENSE	72.6	9.5	—	82.1
OTHER EXPENSE (INCOME), NET	21.7	0.6	—	22.3
EQUITY LOSS (EARNINGS) IN INVESTEE	14.5	—	(14.5)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(398.5)	(14.5)	14.5	(398.5)
PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS FROM CONTINUING OPERATIONS	(398.5)	(14.5)	14.5	(398.5)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF BENEFIT FROM INCOME TAXES OF $0	(11.5)	—	—	(11.5)

NET LOSS	(410.0)	(14.5)	14.5	(410.0)
OTHER COMPREHENSIVE LOSS, NET OF TAX EFFECT OF $0:
Foreign currency translation adjustment	7.6	1.3	—	8.9
Changes in fair value of interest rate hedges and reclassification adjustments	19.6	—	—	19.6

COMPREHENSIVE LOSS	$(382.8)	$(13.2)	$14.5	$(381.5)

UNAUDITED RESTATED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Six Months Ended June 30, 2002
(In Millions)

	NA Holdings	International	Eliminations	Total

REVENUE	$1,007.1	$165.1	$—	$1,172.2
EXPENSES:
DIRECT OPERATING COSTS	458.8	81.5	—	540.3
VEHICLE DEPRECIATION, NET	331.0	33.3	—	364.3
SELLING, GENERAL, AND ADMINISTRATIVE	226.6	37.8	—	264.4
TRANSITION AND REORGANIZATION EXPENSES	109.5	0.4	—	109.9
INTEREST INCOME	(2.5)	—	—	(2.5)
INTEREST EXPENSE	82.5	10.1	—	92.6
OTHER EXPENSE (INCOME), NET	24.8	0.9	—	25.7
EQUITY LOSS (EARNINGS) IN INVESTEE	105.1	—	(105.1)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(328.7)	1.1	105.1	(222.5)
PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS FROM CONTINUING OPERATIONS	(328.7)	1.1	105.1	(222.5)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF BENEFIT FROM INCOME TAXES OF $0	(34.2)	—	—	(34.2)

NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(362.9)	1.1	105.1	(256.7)
Cumulative effect of changes in accounting principles, net of provision for income taxes of $0	—	(106.2)	—	(106.2)

NET LOSS	(362.9)	(105.1)	105.1	(362.9)
OTHER COMPREHENSIVE LOSS, NET OF TAX EFFECT OF $0:
Foreign currency translation adjustment	2.0	6.9	—	8.9
Changes in fair value of interest rate hedges and reclassification adjustments	7.9	—	—	7.9

COMPREHENSIVE LOSS	$(353.0)	$(98.2)	$105.1	$(346.1)

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNAUDITED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Six Months Ended June 30, 2003
(In Millions)

	NA Holdings	International	Eliminations	Total

CASH USED IN OPERATING ACTIVITIES:
Net loss	$(410.0)	$(14.5)	$14.5	$(410.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash equity (earnings) loss in investee	14.5	—	(14.5)	—
Net loss from discontinued operations	11.5	—	—	11.5
Purchases of vehicles	(3,087.0)	(324.3)	—	(3,411.3)
Sales of vehicles	2,519.2	276.0	—	2,795.2
Depreciation of vehicles, net	317.0	30.1	—	347.1
Provision for bad debt	(0.9)	1.7	—	0.8
Loss (gain) on sale of assets and asset impairments	252.9	20.9	—	273.8
Fair value adjustment on interest rate hedges and recognition of deferred losses	22.5	—	—	22.5
Depreciation and amortization of property and equipment	43.9	2.5	—	46.4
Amortization of intangible assets and debt issue costs	6.8	—	—	6.8
Changes in assets and liabilities:
Receivables	98.8	(16.1)	—	82.7
Prepaid expenses and other assets	(48.2)	(1.0)	—	(49.2)
Accounts payable and accrued liabilities	28.5	(8.2)	—	20.3
Other liabilities	(11.6)	0.5	—	(11.1)

	(242.1)	(32.4)	—	(274.5)

CASH USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(13.0)	(4.1)	—	(17.1)
Proceeds from sale of property and equipment	10.1	2.0	—	12.1

	(2.9)	(2.1)	—	(5.0)

CASH PROVIDED BY FINANCING ACTIVITIES:
Proceeds from vehicle financing	25.0	369.4	—	394.4
Payments on vehicle financing	(250.0)	(358.0)	—	(608.0)
Decrease (increase) in restricted cash	265.0	1.3	—	266.3
Net proceeds (payments) from other debt	78.7	0.5	—	79.2
Subsidiary limited partner contributions (distributions)	100.7	—	—	100.7
Debt issue costs	(3.9)	—	—	(3.9)
Other	(19.0)	0.4	—	(18.6)

	196.5	13.6	—	210.1

Cash used in continuing operations	(48.5)	(20.9)	—	(69.4)
Cash used in discontinued operations	(3.1)	—	—	(3.1)

DECREASE IN CASH AND CASH EQUIVALENTS	(51.6)	(20.9)	—	(72.5)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	124.8	41.4	—	166.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$73.2	$20.5	$—	$93.7

ANC RENTAL CORPORATION
(Debtor-in-Possession as of November 13, 2001)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNAUDITED RESTATED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Six Months Ended June 30, 2002
(In Millions)

	NA Holdings	International	Eliminations	Total

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(362.9)	$(105.1)	$105.1	$(362.9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash equity (earnings) loss in investee	105.1	—	(105.1)	—
Net loss from discontinued operations	34.2	—	—	34.2
Purchases of vehicles	(2,997.6)	(422.7)	—	(3,420.3)
Sales of vehicles	2,635.4	310.9	—	2,946.3
Depreciation of vehicles, net	331.0	33.3	—	364.3
Provision for bad debt	7.1	1.1	—	8.2
Loss (gain) on sale of assets and asset impairments	11.4	—	—	11.4
Cumulative effect of changes in accounting principles, net of income taxes	—	106.2	—	106.2
Fair value adjustment on interest rate hedges and recognition of deferred losses	21.7	—	—	21.7
Depreciation and amortization of property and equipment	105.6	2.7	—	108.3
Amortization of intangible assets and debt issue costs	16.3	—	—	16.3
Changes in assets and liabilities:
Receivables	31.1	(3.1)	—	28.0
Prepaid expenses and other assets	(25.3)	(5.0)	—	(30.3)
Accounts payable and accrued liabilities	140.7	30.7	—	171.4
Other liabilities	(1.5)	0.5	—	(1.0)

	52.3	(50.5)	—	1.8

CASH USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(4.2)	(4.4)	—	(8.6)
Proceeds from sale of property and equipment	1.4	3.0	—	4.4

	(2.8)	(1.4)	—	(4.2)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from vehicle financing	275.1	335.7	—	610.8
Payments on vehicle financing	(1,502.7)	(318.1)	—	(1,820.8)
Decrease (increase) in restricted cash	935.1	(3.1)	—	932.0
Net proceeds (payments) from other debt	20.2	4.6	—	24.8
Subsidiary limited partner contributions (distributions)	104.9	—	—	104.9
Debt issue costs	(12.2)	—	—	(12.2)
Other	(5.7)	13.2	—	7.5

	(185.3)	32.3	—	(153.0)

Cash used in continuing operations	(135.8)	(19.6)	—	(155.4)
Cash used in discontinued operations	(8.2)	—	—	(8.2)

DECREASE IN CASH AND CASH EQUIVALENTS	(144.0)	(19.6)	—	(163.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	286.6	24.2	—	310.8

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$142.6	$4.6	$—	$147.2